As filed with the Securities and Exchange Commission on September 15, 2010

No. 333-168916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHROMADEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2833	26-2940963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10005 Muirlands Boulevard, Suite G

Irvine, California 92618

(949) 419-0288

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank L. Jaksch, Jr.

President and Chief Executive Officer

10005 Muirlands Boulevard, Suite G

Irvine, California 92618

(949) 419-0288

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Matthew S. O’Loughlin, Esq.

Craig D. Miller, Esq.

Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, California 92626

(714) 371-2500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	12,457,422(1)	$1.38(2)	$17,191,242.36	$1,225.74(3)

(1)	Consists of 3,773,730 issued and outstanding shares of common stock and 8,683,692 shares of common stock issuable upon the exercise of certain warrants to purchase common stock. The shares registered are offered for resale by the selling stockholders named in the prospectus. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of ChromaDex Corporation as may be issued or issuable in respect of the registered shares to prevent dilution resulting from stock splits, stock dividends, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the bid and the asked price of common stock on September 13, 2010 as reported by the OTC Bulletin Board.
(3)	Of this amount, $1,114.71 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2010

PROSPECTUS

Up to 12,457,422 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of ChromaDex Corporation of up to 12,457,422 shares of common stock, par value $0.001 per share. All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. These shares include 3,773,730 issued and outstanding shares of common stock and 8,683,692 shares of common stock underlying unexercised warrants to purchase common stock, each issued to the selling stockholders in connection with a private placement offering completed on May 20, 2010, or the May 2010 private placement. Each of the shares offered by the selling stockholders has been issued or is issuable to the selling stockholders upon the exercise of warrants to purchase our common stock at an exercise price of $0.21 per share.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

The selling stockholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds from the selling stockholders from any exercise of their warrants in full, on a cash basis.

Our common stock is traded on the OTC Bulletin Board under the symbol “CDXC.OB”. On September 13, 2010, the closing price of our common stock was $1.40 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                   , 2010

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ii

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of their respective dates. ChromaDex’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “ChromaDex,” the “Company,” “we,” “us” and “our” refer collectively to ChromaDex Corporation and its subsidiaries, ChromaDex, Inc. and ChromaDex Analytics, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the Securities and Exchange Commission, or SEC, public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares offered by the selling stockholders pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

iii

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 4 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

Our Company

We supply phytochemical reference standards and reference materials, related contract services, and products for the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and cosmetic markets and supply phytochemical standards, reference materials and libraries.

Our business strategy is to identify, acquire, reduce-to-practice and commercialize innovative new natural products and “green chemistry” (environmentally safe) technologies, with an initial industry focus on the dietary supplement, cosmetic, food and beverage markets, as well as novel pharmaceuticals. We plan to commercialize these natural product technologies by advancing them through the proper regulatory approval processes, arranging for reliable and cost-effective manufacturing, and ultimately either selling or licensing the product lines to others.

We believe there is a rapidly growing need at both the manufacturing and government regulatory levels for reference standards, analytical methods and other quality assurance methods to ensure that products distributed to consumers are safe. We further believe that this need is driven by increased awareness at the consumer level of the lack of adequate quality controls as related to functional food, nutraceutical or dietary supplement based products.

We have developed our core standards business to meet both supply chain needs and regulatory requirements. We believe we are now in a position to significantly expand our current business and capitalize on additional opportunities in product development, contract research and commercialization of the intellectual property that we have acquired from the development of our standards.

Our core product and contract service business provides us with the opportunity to screen thousands of potential natural product candidates. We believe that with additional research and development, we can use the information that we gather in our business together with other general market information to bring new natural products-related intellectual property to the market at lower investment cost.

We were originally incorporated under the laws of the State of Nevada on July 19, 2006 under the name Cody Resources, Inc., or Cody. Prior to June 20, 2008, Cody was an inactive shell corporation. Pursuant to an Agreement and Plan of Merger dated as of May 21, 2008, Cody merged with and into a newly-formed Delaware corporation on June 20, 2008 for the sole purpose of changing its domicile to Delaware. Cody changed its name to ChromaDex Corporation on June 20, 2008.

Our principal executive offices are located at 10005 Muirlands Boulevard, Suite G, Irvine, California 92618. The telephone number at our principal executive offices is (949) 419-0288. Our website address is www.chromadex.com. Information contained on our website is not deemed part of this prospectus, other than our Code of Business Conduct and Ethics, which is incorporated by reference.

Recent Developments

On April 22, 2010, we entered into a Subscription Agreement with certain investors, or the Subscribers, to whom we issued, in a private placement transaction, an aggregate of 26,249,983 shares of ChromaDex common stock for an aggregate purchase price of $3,674,998, or $0.14 per share. We also issued to each Subscriber at the closing of such transaction on May 20, 2010 an immediately exercisable warrant to purchase ChromaDex common stock equal to the number of shares purchased by such Subscriber at an exercise price of $0.21 per share. We also agreed to file a registration statement, of which this prospectus is a part, and additional registration statements, if necessary, to register for resale by the Subscribers, on a pro rata basis among the participating Subscribers, the 26,249,983 shares of our common stock issued or issuable upon the exercise of the warrants. Two of the Subscribers holding warrants representing an aggregate of 10,039,286 shares of our common stock issuable upon the exercise of such warrants are not participating as selling stockholders in this prospectus.

In connection with the closing of the private placement and in accordance with the terms of the Subscription Agreement, on May 20, 2010, Thomas Varvaro and Kevin Jaksch resigned from our seven-member board of directors. The board of directors then appointed Michael Brauser and Glenn Halpryn to fill such vacancies, as the designees of the Subscribers in connection with the closing of the private placement. Mr. Varvaro has continued as our Chief Financial Officer and Secretary. Both Mr. Brauser and Mr. Halpryn participated as purchasers, directly or indirectly, in the private placement on the same general terms and conditions as the other Subscribers. Messrs. Brauser and Halpryn participate under the same compensation structure as the other non-employee members of the board of directors. For more information about Mr. Brauser and Mr. Halpryn, see Directors, Executive Officers and Corporate Governance, below.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 12,457,422 shares of our common stock. The shares of common stock being offered have been or will be issued to the selling stockholders upon the exercise of certain warrants received by the selling stockholders in the May 2010 private placement. No shares are being offered for sale by us.

Common stock outstanding prior to offering	60,111,040(1)

Common stock offered by the selling stockholders	12,457,422(2)

Common stock to be outstanding after the offering	71,411,026(3)

Use of Proceeds	We will not receive any proceeds from the sale of the 12,457,422 shares of common stock offered by the selling stockholders under this prospectus. However, we will receive up to $2,372,997 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 11,299,986 shares of common stock issued to the selling stockholders in connection with the May 2010 private placement. We have already received, as of the date of this prospectus, an aggregate of $1,031,249 from prior exercises of 4,910,711 shares of our common stock by the selling stockholders under warrants issued in connection with the May 2010 private placement. We will use such proceeds from the exercise of the warrants for working capital and other corporate purposes. In addition to the 16,210,697 shares of our common stock issued or remaining issuable to the selling stockholders under warrants issued in connection with the May 2010 private placement, two additional Subscribers not participating as selling stockholders hold warrants issued in connection with the May 2010 private placement to acquire an aggregate of 10,039,286 shares of our common stock.

OTC Bulletin Board Symbol	“CDXC.OB”

(1)	As of September 13, 2010. Includes 26,249,983 shares of common stock issued to the selling stockholders and two additional Subscribers not participating as selling stockholders in connection with the May 2010 private placement and 4,910,711 shares of common stock issued as of such date upon exercise of warrants issued in connection with the May 2010 private placement.
(2)	Includes 3,773,730 shares of common stock offered by the selling stockholders that are currently issued and outstanding and 8,683,692 shares of common stock offered by the selling stockholders that are issuable upon exercise of warrants.
(3)	Assumes the full exercise of the unexercised warrants held by the selling stockholders to acquire 11,299,986 shares of common stock and assumes that all other outstanding warrants and options are not exercised. Only 12,457,422 of the shares issued or remaining issuable under the warrants are being offered by the selling stockholders under this prospectus. However, the terms of the warrants provide that they may only be exercised in whole and not in part, subject to a limited “cashless exercise” provision in the event we fail to comply with the material terms of our registration obligations with respect to the shares issued or issuable under the warrants or in the event of a “Corporate Transaction” (as such term is defined in the warrants).

Background of May 2010 Private Placement of Warrants

Pursuant to the terms of the Subscription Agreement which was entered into with the Subscribers, we received approximately $3,674,998 in gross proceeds from the issuance of 26,249,983 shares of ChromaDex common stock. Each Subscriber also received warrants to purchase shares of ChromaDex common stock equal to the number of shares purchased by such Subscriber. Assuming the full exercise of the warrants for cash, we would receive additional proceeds of $5,512,496, for an aggregate of $9,187,494 in proceeds from the purchase of the shares in the private placement and the exercise of the warrants including additional proceeds that would be received from the selling stockholders and two additional Subscribers not participating as selling stockholders in this prospectus. Since the closing of the May 2010 private placement, and as of the date of this prospectus, we have issued an additional 4,910,711 shares of ChromaDex common stock and received $1,031,249 from exercises of the warrants.

The warrants entitle the Subscribers, including the selling stockholders, to purchase up to an aggregate of 26,249,983 shares of ChromaDex common stock for a period of three years from the date of issuance at an initial exercise price of $0.21 per share, subject to customary adjustments. The warrants may only be exercised by a Subscriber in whole and not in part, subject to a limited “cashless exercise” provision in the event we fail to comply with the material terms of its registration obligations with respect to the warrant shares or in the event of a “Corporate Transaction” (as defined in the warrants). The warrants issued to the Subscribers are subject to weighted average anti-dilution protection in the event we subsequently issues shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.21 per share. The warrants are immediately exercisable.

The issuances of securities described above were issued in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 506 of Regulation D thereof.

Pursuant to the Subscription Agreement, we have agreed, within 90 days of the closing of the private placement, to file a registration statement, of which this prospectus is a part, to register up to a certain number of shares of common stock issued or issuable under the warrants issued in the May 2010 private placement, on a pro rata basis among participating Subscribers. Two of the Subscribers holding warrants representing an aggregate of 10,039,286 shares of our common stock issuable upon the exercise of such warrants are not participating as selling stockholders in this prospectus. We have also agreed to file additional registration statements on behalf of the Subscribers, subject to certain time periods between these filings and limitations on the number of shares underlying warrants required to be registered by us in any single registration statement, until all of the shares issued or issuable under the warrants have been registered. We are required to keep these registration statements effective until the third anniversary of the closing of the private placement, subject to, under limited circumstances, this obligation being terminated earlier.

Plan of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC Bulletin Board or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 21.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors should consider carefully the risks and uncertainties described below together with all other information contained in this prospectus before making investment decisions with respect to our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and our future growth prospects would be materially and adversely affected. Under these circumstances, the trading price and value of our common stock could decline resulting in a loss of all or part of your investment. The risks and uncertainties described in this prospectus are not the only ones facing our Company. Additional risks and uncertainties of which we are not presently aware, or that we currently consider immaterial, may also affect our business operations.

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risks Related to Our Business and Industry

Further deterioration in the state of the global economy and financial market conditions could adversely affect our ability to conduct business and our results of operations.

Current global economic and financial market conditions, including severe disruptions in the credit markets and the continuing impact of the global economic recession of the prior three years continue to materially impact our customers and other parties with whom we do business. Continued or further deterioration in general economic and financial market conditions could materially adversely affect our financial condition and results of operations. Specifically, the impact of these volatile and negative conditions may include decreased demand for our products and services, decreased ability to accurately forecast future product trends and demand and a negative impact on our ability to timely collect receivables from our customers. The foregoing economic conditions may lead to increased levels of bankruptcies, restructurings and liquidations for our customers, scaling back of research and development expenditures, delays in planned projects and shifts in business strategies for many of our customers. Such events could, in turn, negatively affect our business through loss of sales.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

•	the announcement or introduction of new products by our competitors;

•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•	our ability to attract and retain key personnel in a timely and cost effective manner;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•	regulation by federal, state or local governments; and

•	general economic conditions as well as economic conditions specific to the healthcare industry.

As a result of our limited operating history and the nature of the markets in which we compete, it is extremely difficult for us to forecast accurately. We have based our current and future expense levels largely on our investment plans and estimates of future events although certain of our expense levels are, to a large extent, fixed. Assuming our products reach the market, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are and will remain difficult to forecast.

We face significant competition, including changes in pricing.

The markets for our products and services are both competitive and price sensitive. Many of our competitors have significant financial, operations, sales and marketing resources and experience in research and development. Competitors could develop new technologies that compete with our products and services or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products and services, our business could be seriously harmed.

The markets for some of our products are also subject to specific competitive risks because these markets are highly price competitive. Our competitors have competed in the past by lowering prices on certain products. If they do so again, we may be forced to respond by lowering our prices. This would reduce sales revenues and possibly profits. Failure to anticipate and respond to price competition may also impact sales and profits.

We believe that customers in our markets display a significant amount of loyalty to their supplier of a particular product. To the extent we are not the first to develop, offer and/or supply new products, customers may buy from our competitors or make materials themselves, causing our competitive position to suffer.

Many of our competitors are larger and have greater financial and other resources than we do.

Our products compete and will compete with other similar products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distribution, personnel and other resources than we possess. Using these resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, and enter into new markets rapidly to introduce new products. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features which consumers may find attractive.

We may never develop any additional products to commercialize.

We have invested a substantial amount of our time and resources in developing various new products. Commercialization of these products will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before it can provide us with any revenue. Despite our efforts, these products may not become commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals for our products, or the approved indication may be narrower than we seek;

•	our products may not prove to be safe and effective in clinical trials;

•	we may experience delays in our development program;

•	any products that are approved may not be accepted in the marketplace;

•

we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products and will not have adequate financial or other resources to achieve significant commercialization of our products;

•	we may not be able to manufacture any of our products in commercial quantities or at an acceptable cost;

•	rapid technological change may make our products obsolete;

•	we may be unable to effectively protect our intellectual property rights or we may become subject to a claim that our activities have infringed the intellectual property rights of others; and

•	we may be unable to obtain or defend patent rights for our products.

We may not be able to partner with others for technological capabilities and new products and services.

Our ability to remain competitive may depend, in part, on our ability to continue to seek partners that can offer technological improvements and improve existing products and services that are offered to our customers. We are committed to attempting to keep pace with technological change, to stay abreast of technology changes and to look for partners that will develop new products and services for our customer base. We cannot assure prospective investors that we will be successful in finding partners or be able to continue to incorporate new developments in technology, to improve existing products and services, or to develop successful new products and services, nor can we be certain that newly-developed products and services will perform satisfactorily or be widely accepted in the marketplace or that the costs involved in these efforts will not be substantial.

We depend on key personnel, the loss of any of which could negatively affect our business.

We depend greatly on Frank L. Jaksch, Jr. and Thomas C. Varvaro, who are our Chief Executive Officer and Chief Financial Officer, respectively. We also depend greatly on other key employees, including key scientific personnel. In general, only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. In addition, some of our manufacturing, quality control, safety and compliance, information technology, sales and e-commerce related positions are highly technical as well. Also, we face intense competition for these professionals from our competitors, customers, marketing partners and other companies throughout the industries in which we compete. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. There can be no assurance that we will be able to find and attract additional qualified employees or retain any such personnel. Our inability to hire qualified personnel, the loss of services of our key personnel, or the loss of services of executive officers or key employees that may be hired in the future may have a material and adverse effect on our business.

If we fail to maintain adequate quality standards for our products and services, our business may be adversely affected and our reputation harmed.

Dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic customers are often subject to rigorous quality standards to obtain and maintain regulatory approval of their products and the manufacturing processes that generate them. A failure to maintain, or, in some instances, upgrade our quality standards to meet our customers’ needs, could cause damage to our reputation and potentially substantial sales losses.

We rely on single or a limited number of third-party suppliers for the raw materials required for the production of our products.

Our dependence on a limited number of third-party suppliers or on a single supplier, and the challenges we may face in obtaining adequate supplies of raw materials, involve several risks, including limited control over pricing, availability, quality and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and commercialization of our products, or interrupt production of then existing products that are already marketed, which would have a material adverse effect on our business.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our pending United States and foreign patent applications may not issue as patents in a form that will be advantageous to us or may issue and be subsequently successfully challenged by others and invalidated. In addition, our pending patent applications include claims to material aspects of our products and procedures that are not currently protected by issued patents. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

Our patents and licenses may be subject to challenge on validity grounds, and our patent applications may be rejected.

We rely on our patents, patent applications, licenses and other intellectual property rights to give us a competitive advantage. Whether a patent is valid, or whether a patent application should be granted, is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications, licenses and other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

The prosecution and enforcement of patents licensed to us by third parties are not within our control. Without these technologies, our product may not be successful and our business would be harmed if the patents were infringed or misappropriated without action by such third parties.

We have obtained licenses from third parties for patents and patent application rights related to the products we are developing, allowing us to use intellectual property rights owned by or licensed to these third parties. We do not control the maintenance, prosecution, enforcement or strategy for many of these patents or patent application rights and as such are dependent in part on the owners of the intellectual property rights to maintain their viability. Without access to these technologies or suitable design-around or alternative technology options, our ability to conduct our business could be impaired significantly.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets of others.

Some of our employees were previously employed at other dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic companies. We may also hire additional employees who are currently employed at other dietary supplement, nutraceutical, food and beverage, functional food, analytical laboratories, pharmaceutical and cosmetic companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. We may be subject to claims that these employees or independent contractors have used or disclosed any party’s trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

Our short-term capital needs are uncertain and we may need to raise additional funds. Based on current market conditions, such funds may not be available on acceptable terms or at all.

We believe that our current cash and cash equivalents will be sufficient to implement our operating plan through December, 2011. Our capital requirements will depend on many factors, including:

•	the revenues generated by sales of our products, if any;

•	the costs associated with expanding our sales and marketing efforts, including efforts to hire independent agents and sales representatives and obtain required regulatory approvals and clearances;

•	the expenses we incur in developing and commercializing our products, including the cost of obtaining and maintaining regulatory approvals; and

•	unanticipated general and administrative expenses.

As a result of these factors, we may seek to raise additional capital prior to the end of December, 2011 both to meet our projected operating plans after December, 2011 and to fund our longer term strategic objectives. Additional capital may come from public and private stock or debt offerings, borrowings under lines of credit or other sources. These additional funds may not be available on favorable terms, or at all. There can be no assurance we will be successful in raising these additional funds. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition.

We have a history of operating losses and we will need additional financing to meet our future long term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $270,000 for the six-month period ended July 3, 2010 and a net loss of approximately $908,000 for the twelve-month period ended January 2, 2010. As of July 3, 2010, our accumulated deficit was $8.4 million. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We believe that our current cash, cash equivalents, cash generated from operations, the capital raised pursuant to the May 2010 private placement, and the anticipated additional proceeds from exercise of outstanding warrants issued pursuant to this Subscription Agreement will be sufficient to meet our projected operating plans through December, 2011. We may, however, require additional funds, either through additional equity or debt financings or collaborative agreements or from other sources to engage in research and development activities with respect to our potential new product candidates and to establish the personnel necessary to successfully implement our business strategy. We have no commitments to obtain such additional financing, and we may not be able to obtain any such additional financing on terms favorable to us, or at all. In the event we are unable to obtain additional financing, we may be unable to implement our business plan. Even with such financing, we have a history of operating losses and there can be no assurance that we will ever become profitable.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

If we are unable to establish or maintain sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our products, our business may be harmed.

To achieve commercial success for our products, we must sell rights to our product lines at favorable prices, develop a sales and marketing force, or enter into arrangements with others to market and sell our products. In addition to being expensive, developing and maintaining such a sales force is time consuming, and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. Qualified direct sales personnel with experience in the phytochemical industry are in high demand, and there is no assurance that we will be able to hire or retain an effective direct sales team. Similarly, qualified independent sales representatives both within and outside the United States are in high demand, and we may not be able to build an effective network for the distribution of our product through such representatives. We have no assurance that we will be able to enter into contracts with representatives on terms acceptable to us. Furthermore, there is no assurance that we will be able to build an alternate distribution framework should we attempt to do so.

We may also need to contract with third parties in order to market our products. To the extent that we enter into arrangements with third parties to perform marketing and distribution services, our product revenue could be lower and our costs higher than if we directly marketed our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.

Our sales and results of operations depend on our customers’ research and development efforts and their ability to obtain funding for these efforts.

Our customers include researchers at pharmaceutical and biotechnology companies, chemical and related companies, academic institutions, government laboratories and private foundations. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Our customers determine their research and development budgets based on several factors, including the need to develop new products, the availability of governmental and other funding, competition and the general availability of resources. As we continue to expand our international operations, we expect research and development spending levels in markets outside of the United States will become increasingly important to us.

Research and development budgets fluctuate due to changes in available resources, spending priorities, general economic conditions, institutional and governmental budgetary limitations and mergers of pharmaceutical and biotechnology companies. Our business could be seriously harmed by any significant decrease in life science and high technology research and development expenditures by our customers. In particular, a small portion of our sales have been to researchers whose funding is dependent on grants from government agencies such as the United States National Institute of Health, the National Science Foundation, the National Cancer Institute and similar agencies or organizations. Government funding of research and development is subject to the political process, which is often unpredictable. Other agencies, such as Homeland Security or defense, or general efforts to reduce the United States federal budget deficit could be viewed by the government as a higher priority. Any shift away from funding of life science and high technology research and development or delays surrounding the approval of governmental budget proposals may cause our customers to delay or forego purchases of our products and services, which could seriously damage our business.

Some of our customers receive funds from approved grants at a particular time of year, many times set by government budget cycles. In the past, such grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds may affect the timing of purchase decisions by our customers and, as a result, cause fluctuations in our sales and operating results.

Demand for our products and services is subject to the commercial success of our customers’ products, which may vary for reasons outside our control.

Even if we are successful in securing utilization of our products in a customer’s manufacturing process, sales of many of our products and services remain dependent on the timing and volume of the customer’s production, over which we have no control. The demand for our products depends on regulatory approvals and frequently depends on the commercial success of the customer’s supported product. Regulatory processes are complex, lengthy, expensive, and can often take years to complete.

We face the risk of product liability claims or recalls and may not be able to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of phytochemical products. We may be subject to such claims if our products cause, or appear to have caused, an injury. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our product in the market.

Our product liability insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims, we could be exposed to significant liabilities, which may harm our business and our financial condition. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business, financial condition and results of operations.

We may bear financial risk if we under-price our contracts or overrun cost estimates.

In cases where our contracts are structured as fixed price or fee-for-service with a cap, we bear the financial risk if we initially under-price our contracts or otherwise overrun our cost estimates. Such under-pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We rely on a limited number of third-party manufacturers to manufacture our products.

Manufacturers often experience difficulties in scaling-up production, including problems with production yields and quality control and assurance. If our third-party manufacturers are unable to manufacture our products to keep up with demand, we could lose sales and fail to meet our revenue projections and expectations for growth of our business. In addition, a number of manufacturers may halt manufacturing or go out of business in the current economic turmoil. If we are unable to find substitute manufacturers, or if we are required to pay additional amounts to secure manufacturing capacity, this could further limit our ability to manufacture our products and grow our business, which will significantly reduce our revenues and profits.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

Future acquisitions could be unsuccessful, and could strain our existing human and capital resources.

We plan to acquire other entities in the future and these acquisitions may be material to our business, plans and projections. We may be unable to consummate these acquisitions on favorable terms or at all. Even if we consummate one or more of these acquisitions, we may not successfully integrate large numbers of new employees, technology and businesses, and such efforts could put a strain on our existing human and capital resources.

We heavily rely on third party air cargo carriers and other package delivery services, and a significant disruption in these services or significant increases in prices may disrupt our ability to ship products or import materials, increase our costs and lower our profitability and harm our reputation.

We emphasize our prompt service and shipment of products as a key element of our sales and marketing strategy. We ship a significant number of products to our customers through independent package delivery companies. In addition, we transport materials between our facilities and import raw materials from worldwide sources. Consequently, we heavily rely on air cargo carriers and other third party package delivery providers. If any of our key third party providers were to experience a significant disruption such that any of our products, components or raw materials could not be delivered in a timely fashion or we would incur additional costs that we could not pass on to our customers, our costs may increase and our relationships with certain customers may be adversely affected. In addition, if these third party providers increase prices, and we are not able to find comparable alternatives or make adjustments to our selling prices, our profitability could be adversely affected.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our business.

Risks Related to Regulatory Approval of Our Products and Other Government Regulations

We are subject to regulation by various federal, state and foreign agencies that require us to comply with a wide variety of regulations, including those regarding the manufacture of products, the distribution of our products and environmental matters. Failure to comply with these regulations could subject us to fines, penalties and additional costs.

Some of our operations are subject to regulation by various United States federal agencies and similar state and international agencies, including the United States Department of Commerce, the United States Food and Drug Administration, or FDA, the United States Department of Transportation, the United States Department of Agriculture and other comparable state and international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, handling, sales and distribution of products. If we fail to comply with any or all of these regulations, we may be subject to fines or penalties, have to recall products and/or cease their manufacture and distribution, which would increase our costs and reduce our sales.

We are also subject to various federal, states, local and international laws and regulations that govern the handling, transportation, manufacture, use and sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell, or distribute. Any failure by us to comply with the applicable government regulations could also result in product recalls or impositions of fines and restrictions on our ability to carry on with or expand in a portion or possibly all of our operations. If we fail to comply with any or all of these regulations, we may be subject to fines or penalties, have to recall products and/or cease their manufacture and distribution, which would increase our costs and reduce our sales.

Government regulations of our customer’s business are extensive and are constantly changing. Changes in these regulations can significantly affect customer demand for our products and services.

The process by which our customer’s industries are regulated is controlled by government agencies and depending on the market segment can be very expensive, time-consuming, and uncertain. Changes in regulations or the enforcement practices of current regulations could have a negative impact on our customers and, in turn, our business. At this time, it is unknown how the FDA will interpret and to what extent it will enforce new Good Manufacturing Practices, or GMPs, regulations that will likely affect many of our customers. These uncertainties may have a material impact on our results of operations, as lack of enforcement or an interpretation of the regulations that lessens the burden of compliance for the dietary supplement marketplace may cause a reduced demand for our products and services.

Changes in government regulation or in practices relating to the pharmaceutical, dietary supplement, food and cosmetic industry could decrease the need for the services we provide.

Governmental agencies throughout the world, including the United States, strictly regulate these industries. Our business involves helping pharmaceutical and biotechnology companies navigate the regulatory drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that we have difficulty satisfying or that make our services less competitive, could eliminate or substantially reduce the demand for our services. Also, if the government makes efforts to contain drug costs and pharmaceutical and biotechnology company profits from new drugs, our customers may spend less, or reduce their spending on research and development. If health insurers were to change their practices with respect to reimbursements for pharmaceutical products, our customers may spend less, or reduce their spending on research and development.

Risks Related to the Securities Markets and Ownership of our Common Stock

The concentrated common stock ownership by certain of our executive officers and directors will limit your ability to influence corporate matters.

Our directors and executive officers together beneficially own approximately 27% of our outstanding capital stock as of August 1, 2010. This group has significant influence over our management and affairs and overall matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or sale of our company or our assets, for the foreseeable future. This concentrated control will limit the ability of other stockholders to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. As a result, the market price of our shares could be adversely affected.

Since our common stock is only minimally publicly traded, and will likely remain so for some time, the price may be subject to wide fluctuations.

During the period June 20, 2008 to September 13, 2010, there was a minimal public market for our common stock. The market price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to the following factors, which are generally beyond our control. These factors may include:

•	the ability to develop and obtain regulatory approvals for and market products on a timely basis;

•	volume, price and timing of orders for products, if we are able to sell them;

•	the introduction of new products or product enhancements by competitors;

•	disputes or other developments with respect to intellectual property rights;

•	products liability claims or other litigation;

•	quarterly variations in our results of operations and those of competitors;

•	sales of large blocks of our common stock, including sales by its executive officers and directors;

•	changes in governmental regulations or in the status of regulatory approvals, clearances or applications;

•	changes in the availability of third party reimbursement in the United States or other countries;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of competitors.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained at any time in the future. If we are unable to develop or sustain a market for our common stock, investors may be unable to sell the common stock they own, and may lose the entire value of their investment.

Our common stock is and likely will remain subject to the SEC’s “penny stock” rules, which may make its shares more difficult to sell.

Because the price of our common stock is currently and is likely to remain less than $5.00 per share, it is expected to be classified as a “penny stock.” The SEC rules regarding penny stocks may have the effect of reducing trading activity in our shares, making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have incurred significant costs related to reporting, legal, accounting and compliance as a public reporting entity, and we expect to continue to incur significant future costs as a public reporting entity.

As a public company, our management requires outside assistance from legal, accounting, investor relations, or other professionals that incur significant costs. Our reporting requirements and compliance under the Sarbanes-Oxley Act of 2002, for example, could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could also make it more difficult to attract and retain qualified persons to serve on the board of directors, on board committees or as executive officers.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on its capital stock. We currently expect to use available funds and any future earnings in the development, operation and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility we may obtain may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be an investor’s only source of potential gain from our common stock for the foreseeable future.

Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

The May 2010 private placement involved the issuance of a substantial number of shares of our common stock and warrants to purchase common stock. The existing stockholders’ ownership interest in us has been reduced, and if the outstanding warrants to exercise common stock that we issued pursuant to the Subscription Agreement are exercised in accordance with their terms, our existing stockholders’ ownership interest in us will be reduced even further. As a result of the sale of such a large number of shares of our common stock and securities convertible into common stock, the market price of our common stock could decline. If future operations or acquisitions are financed through the issuance of equity securities, stockholders could experience significant dilution. Securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. In addition, the issuance of shares of our common stock upon the exercise of outstanding options or warrants may result in dilution to our stockholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the stocks of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation which would be expensive and divert management’s attention and resources from managing the business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. The management has limited experience as a management team in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or the stock market upon which our stock is traded.

Risks Relating to Registration of Additional Securities

We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of July 3, 2010, we had outstanding warrants and options exercisable for an aggregate of 36,164,252 shares of common stock at a weighted average exercise price of $0.81 per share. Upon completion of this offering, an aggregate of 21,790,322 of these shares will be registered and among these 11,025,636 shares are vested or underlie options or warrants that are immediately exercisable as of July 3, 2010. These registered and vested warrants and options will be freely tradable by the exercising party upon issuance. Outstanding warrants exercisable for 12,655,580 shares of common stock will remain to be registered at a future date. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, more outstanding warrants and options will be in-the-money and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

A large number of shares may be sold in the market as part of or following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and assuming the sale of all 12,457,422 shares of our common stock offered pursuant to this prospectus and the prior exercise of all warrants to purchase 11,299,986 shares of common stock held by selling stockholders issued in connection with the May 2010 private placement to the selling stockholders, we will have approximately 71,411,026 shares of our common stock outstanding and 24,864,266 shares of common stock equivalents (including shares of our common stock issuable upon the exercise of warrants).

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 8,683,692 shares of our common stock issuable upon exercise of warrants sold in the May 2010 private placement; and

•	Up to 3,773,730 issued and outstanding shares of our common stock previously exercised under warrants sold in the May 2010 private placement.

Pursuant to the Subscription Agreement executed in connection with the May 2010 private placement, we have filed with the SEC a Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register the resale of shares of common stock by the selling stockholders. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below. Two of the Subscribers holding warrants representing an aggregate of 10,039,286 shares of our common stock issuable upon the exercise of such warrants are not participating as selling stockholders in this prospectus.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

We have been advised, as noted in the footnotes in the table below, that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter. We have been advised that each of these selling stockholders acquired our common stock and the warrants issued in the May 2010 private placement in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering. The selling stockholders have agreed to certain restrictions on the transfer of their respective subscribed shares of common stock and additional shares underlying warrants purchased pursuant to the Subscription Agreement. These restrictions do not apply to any sales by the selling stockholder pursuant to this Registration Statement or any other effective registration statement. For more information on these restrictions on the selling stockholders, see “Plan of Distribution” in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below, calculated as of August 1, 2010, is based upon 60,111,040 shares of common stock outstanding and as further adjusted to give effect to the offering as noted in the footnotes in the table below.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering (1)	Shares of Common Stock Being Offered in this Offering	Shares of Common Owned Upon Completion of this Offering (2)	Percentage of Common Stock Outstanding Upon Completion of this Offering (3)
Peter Benz	571,428	571,428	439,125	703,731	*
Betsy Brauser Third Amended Trust Agreement (4)	357,142	357,142	274,453	439,831	*
Benjamin Brauser (5)	221,428	221,428	170,161	272,695	*
Daniel Brauser (6)	50,000	50,000	38,423	61,577	*
Gregory Brauser (7)	50,000	50,000	38,423	61,577	*
Joshua Brauser (8)	50,000	50,000	38,423	61,577	*
Leon Brauser (9)	178,571	178,571	137,226	219,916	*
Robert Brauser (10)	714,285	714,285	548,906	879,664	1.23%
Chase Mortgage, Inc. (11)	500,000	500,000	384,235	615,765	*
Feinberg Family Trust (12)	1,071,428	0	411,680	659,748	*
Scott Frohman	178,571	178,571	137,226	219,916	*
Alan S. Honig (13)	2,857,140	0	1,097,812	1,759,328	2.46%
Barry Honig (14)	5,178,570	0	1,989,787	3,188,783	4.47%
Horberg Enterprises Limited Partnership (15)	535,714	535,714	411,680	659,748	*
Hsu Gamma Investment, L.P. (16)	714,285	714,285	548,906	879,664	1.23%
IVC Investors, LLLP (17)	556,339	535,714	411,680	680,373	*
Jerry Jacobs	71,428	71,428	54,890	87,966	*
Jacqueline Simkin Revocable Trust as Amended and Restated 12/16/2003 (18)	357,142	357,142	274,453	439,831	*
Richard Lampen (19)	178,571	178,571	137,226	219,916	*
John S. Lemak (20)	1,071,428	1,071,428	823,359	1,319,497	1.85%
Richard Lerner	535,714	535,714	411,680	659,748	*
John Liviakis	2,142,857	2,142,857	1,646,720	2,638,994	3.70%
Lorber Alpha II LP (21)	357,142	357,142	274,453	439,831	*
MZ Trading LLC (22)	178,571	178,571	137,226	219,916	*
Olyrca Limited Partnership (23)	71,428	71,428	54,890	87,966	*
Richard C. Pfenniger, Jr.	178,571	178,571	137,226	219,916	*
Robert B. Prag	535,714	535,714	411,680	659,748	*
Richard M. Krasno Living Trust (24)	107,142	107,142	82,335	131,949	*
Richard J. Rosenstock (25)	71,428	71,428	54,890	87,966	*
Steven D. Rubin	178,571	178,571	137,226	219,916	*
Subbarao Uppaluri	178,571	178,571	137,226	219,916	*
Clifford J. Weinstein	714,284	0	274,453	439,831	*
Marie Wolf	357,142	357,142	274,453	439,831	*
Shlomo Yanai	71,428	71,428	54,890	87,966	*

*	Represents less than 1%.

(1)	Represents shares of our common stock remaining issuable under warrants issued in the May 2010 private placement. The warrants are immediately exercisable. Certain of the selling stockholders have previously exercised the warrants they received in the May 2010 private placement.

(2)	Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering and (ii) that no other shares of common stock are acquired or sold by the selling stockholder prior to the completion of the offering. However, subject to the restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge, except pursuant to the Subscription Agreement, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.
(3)	Applicable percentage ownership is based on the sum of (i) 60,111,040 shares of common stock outstanding as of August 1, 2010 (which includes 4,910,711 shares of our common stock issued to selling stockholders under prior exercises of warrants issued in the May 2010 private placement), and (ii) 11,299,986 shares of common stock issuable upon exercise of all of the outstanding warrants to purchase common stock issued in the May 2010 private placement held by the selling stockholders. Two additional Subscribers not participating as selling stockholders hold warrants issued in connection with the May 2010 private placement to acquire an additional 10,039,286 shares of our common stock in aggregate, which rights to acquire shares are not included in the percentage ownership calculation.
(4)	Betsy Brauser has voting and investment power over the securities owned by the Betsy Brauser Third Amended Trust Agreement. Betsy Brauser is the spouse of Michael Brauser, a member of the board of directors.
(5)	Includes 171,428 shares of common stock and warrants to acquire a further 171,428 shares of common stock currently exercisable owned by the Brauser Family Trust 2008. Benjamin Brauser is the son of Michael Brauser, a member of the board of directors.
(6)	Daniel Brauser is the son of Michael Brauser, a member of the board of directors.
(7)	Gregory Brauser is the son of Michael Brauser, a member of the board of directors.
(8)	Joshua Brauser is the son of Michael Brauser, a member of the board of directors.
(9)	Leon Brauser is the father of Michael Brauser, a member of the board of directors.
(10)	Robert Brauser is the brother of Michael Brauser, a member of the board of directors.
(11)	Mark Herskowitz has voting and investment power over the securities owned by Chase Mortgage, Inc., as president.
(12)	Jeffrey Feinberg has voting and investment power over the securities owned by the Feinberg Family Trust, as trustee.

(13)	Includes 1,071,428 shares of common stock owned by Harrison Honig UTMA for which Alan Honig acts as custodian; 535,714 shares of common stock owned by Jacob Honig UTMA for which Alan Honig acts as custodian; 535,714 shares of common stock owned by Cameron Honig UTMA for which Alan Honig acts as custodian; and 714,284 shares of common owned by Ryan Honig UTMA for which Alan Honig acts as custodian.
(14)	Includes 2,857,142 shares of common stock owned directly by Barry Honig and a further 2,321,428 shares of common stock owned by GRQ Consultants Inc Roth 401K FBO Rennee Honig, for which Mr. Honig’s spouse is the beneficiary and Mr. Honig holds voting and investment power.
(15)	Howard Todd Horberg has voting and investment power over the securities owned by Horberg Enterprises Limited Partnership, as president.
(16)	Jane H. Hsiao has voting and investment power over the securities owned by Hsu Gamma Investment, L.P., as president.
(17)	Glenn L. Halpryn has voting and investment power over the securities owned by IVC Investors, LLLP, as manager. Glenn L. Halpryn is a member of the board of directors of the Company. Mr. Halpryn is a shareholder and president of United Security Corporation, a registered broker-dealer. We have been advised that the shares of common stock and warrant purchased by IVC Investors, LLLP were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities. Includes 20,625 stock options exercisable within 60 days.
(18)	Jacqueline Simkin has voting and investment power over the securities owned by Jacqueline Simkin Revocable Trust As Amended and Restated 12/16/2003, as trustee.
(19)	Richard J. Lampen is the president and chief executive officer and a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of common stock and warrant purchased by Richard J. Lampen were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.
(20)	Includes 535,714 shares of common stock and warrants to acquire a further 535,714 shares of common stock currently exercisable owned by John S. Lemak directly and a further 535,714 shares of common stock and warrants to acquire a further 535,714 shares of common stock currently exercisable owned by Sandor Capital Master Fund, L.P. John S. Lemak has voting and investment power over the securities owned by Sandor Capital Master Fund, L.P., as manager. John S. Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer. We have been advised that the shares of common stock and warrant purchased by Sandor Capital Master Fund, L.P. and John S. Lemak were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.
(21)	Howard M. Lorber is a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of common stock and warrant purchased by Mr. Lorber were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(22)	Mark Zeitchick has voting and investment power over the securities owned by MZ Trading LLC, as manager. Mr. Zeitchick is the chief executive officer of Ladenburg Thalmann & Co., a registered broker-dealer and subsidiary of Ladenburg Thalmann Financial Services, Inc. We have been advised that the shares of common stock and warrant purchased by Mark Zeitchick were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.
(23)	Caro Holdings, LLC, as general partner of Olyrca Limited Partnership, has voting and investment power over the securities owned by Olyrca Limited Partnership. Roberto Prego Novo is the manager of Caro Holdings LLC.
(24)	Richard M. Krasno is a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of common stock and warrant purchased by Richard M. Krasno were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.
(25)	Richard Rosenstock is a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. Mr. Rosenstock is also an employee of Ladenburg Thalmann & Co. We have been advised that the shares of common stock and warrant purchased by Richard Rosenstock were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other transfer. We will not receive any of the proceeds from sales or transfers by the selling stockholders or any of their transferees.

We expect that the selling stockholders will sell their shares primarily through sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date that this registration statement is declared effective by the SEC;

•	transactions in which broker-dealers may agree with one or more of the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions. We have advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement is declared effective by the SEC.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling stockholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement. The selling stockholder and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

The Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, will apply to selling stockholders and other persons participating in the sale or distribution of the shares offered hereby. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Regulation M precludes these persons from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus. To our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer except to the extent listed in the footnotes to the table contained in the “Selling Stockholders” section beginning on page 16 of this prospectus.

We have agreed with the selling stockholders to keep this Registration Statement effective until the earlier of (1) the date that all of the shares covered by this Registration Statement have been sold, or may be sold in one transaction without volume limitations pursuant to Rule 144 promulgated under the Securities Act or (2) May 20, 2013. We have also agreed with the Subscribers, including the selling stockholders, subject to certain limitations, to file one or more additional registration statements to register for resale up to an aggregate of 13,792,561 additional shares of common stock issued or issuable under warrants issued to the selling stockholders and two other Subscribers in connection with the May 2010 private placement.

Each of the selling stockholders and two other Subscribers in the May 2010 private placement not participating as selling stockholders in this prospectus has agreed with us that, except for sales of exercised warrant shares pursuant to an effective registration statement as described below, such Subscribers and their respective affiliates will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly:

•

prior to November 20, 2010, an aggregate of 26,249,983 subscribed shares of common stock and an aggregate of 26,249,983 additional shares underlying warrants purchased by the selling stockholders and two other Subscribers in the May 2010 private placement not participating as selling stockholders pursuant to a Subscription Agreement dated as of April 22, 2010;

•	during the period between November 20, 2010 and May 20, 2011, more than 25% of the aggregate of such selling stockholder’s or other Subscriber’s subscribed shares and exercised warrant shares;

•

during the period between May 20, 2011 and November 20, 2011, more than an additional 25% of the aggregate of such selling stockholder’s or other Subscriber’s subscribed shares and exercised warrant shares; and

•

during the period between November 20, 2011 and May 20, 2012, more than an additional 25% of the aggregate of such selling stockholder’s or other Subscriber’s subscribed shares and exercised warrant shares.

The agreement restricting transfers of shares by the selling stockholders and two other Subscribers not participating as selling stockholders terminates on May 20, 2012 or earlier upon any change of control transaction involving us in which holders of our outstanding common stock immediately prior to the change of control transaction hold less than a majority of our outstanding common stock after such transaction. The agreement restricting transfers further does not apply to any sales by the selling stockholder pursuant to this Registration Statement or by any other Subscriber under any other effective registration statement of shares of our common stock received upon the exercise of warrants purchased by such selling stockholder under the Subscription Agreement.

We have agreed to pay all fees and expenses incident to the registration of the shares. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the selling stockholders if they exercise their warrants on a cash basis.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. However, we will receive up to $2,372,997 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their warrants to purchase 11,299,986 shares of common stock issued to the selling stockholders in connection with the May 2010 private placement, of which 12,457,422 shares of common stock are being offered by the selling stockholders under this prospectus. Since the closing of the May 2010 private placement, and as of the date of this prospectus, we have received $1,031,249 from exercises of the warrants issued in the May 2010 private placement. We will use such proceeds from the exercise of the warrants for working capital and other corporate purposes.

The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Capital Stock.” Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board maintained by the NASD under the symbol CDXC.OB.

The transfer agent for our common stock is Island Stock Transfer at 100 Second Avenue South, Suite 705S, Saint Petersburg, FL 33701.

The following table sets forth the high and low bid prices for our common stock for the fiscal quarters indicated as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
2010
Third Quarter ended October 2, 2010 (through September 9, 2010)	$1.67	$1.11
Second Quarter ended July 3, 2010	$2.07	$0.18
First Quarter ended April 3, 2010	$0.66	$0.35

2009
Fourth Quarter ended January 2, 2010	$0.48	$0.21
Third Quarter ended October 3, 2009	$0.45	$0.10
Second Quarter ended July 4, 2009	$0.35	$0.11
First Quarter ended April 4, 2009	$0.55	$0.10

2008
Fourth Quarter ended January 3, 2009	$1.50	$0.16
Third Quarter ended September 27, 2008	$4.50	$0.85
Second Quarter ended June 28, 2008	$3.80	$3.00

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On September 13, 2010, the closing bid price of our common stock, as reported on the OTC Bulletin Board was $1.34 per share.

As of September 13, 2010, there were 446 owners of record of our common stock.

Prior to its merger with Cody Resources on June 20, 2008, ChromaDex stock had not been quoted in the market. Prior to the merger, Cody Resources Inc. was quoted on the OTCBB under the symbol “CDYE.OB.”

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealers also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealers and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealers and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividend Policy

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

Recent Sales of Unregistered Securities

On April 22, 2010, we entered into a Subscription Agreement with certain investors, or the Subscribers, to whom we issued, in a private placement transaction, an aggregate of 26,249,983 shares of ChromaDex common stock for an aggregate purchase price of $3,674,998, or $0.14 per share. We also issued to each Subscriber at the closing of such transaction on May 20, 2010 an immediately exercisable warrant to purchase ChromaDex common stock equal to the number of shares purchased by such Subscriber at an exercise price of $0.21 per share. Assuming the full exercise of the warrants for cash, we would receive additional proceeds of $5,512,496, for an aggregate of $9,187,494 in proceeds from the purchase of the shares in the private placement and the exercise of the warrants. Since the closing of the May 2010 private placement, and as of the date of this prospectus, we have issued an additional 4,910,711 shares of ChromaDex common stock and received $1,031,249 from exercises of the warrants.

The warrants entitle the Subscribers to purchase up to an aggregate of 26,249,983 shares of ChromaDex common stock for a period of three years from the date of issuance at an initial exercise price of $0.21 per share, subject to customary adjustments. The warrants may only be exercised by a Subscriber in whole and not in part, subject to a limited “cashless exercise” provision in the event we fail to comply with the material terms of its registration obligations with respect to the warrant shares or in the event of a “Corporate Transaction” (as defined in the warrants). The warrants issued to the Subscribers are subject to weighted average anti-dilution protection in the event we subsequently issues shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.21 per share. The warrants are immediately exercisable.

The issuances of securities described above were issued in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and Rule 506 of Regulation D thereof.

Pursuant to the Subscription Agreement, we have agreed, within 90 days of the closing of the private placement, to file a registration statement, of which this prospectus is a part, to register up to a certain number of shares of common stock issued or issuable under the warrants issued in the May 2010 private placement, on a pro rata basis among participating Subscribers. Two of the Subscribers holding warrants representing an aggregate of 10,039,286 shares of our common stock issuable upon the exercise of such warrants are not participating as selling stockholders in this prospectus. We have also agreed to file additional registration statements on behalf of the Subscribers, subject to certain time periods between these filings and limitations on the number of shares underlying warrants required to be registered by us in any single registration statement, until all of the shares issued or issuable under the warrants have been registered. We are required to keep these registration statements effective until the third anniversary of the closing of the private placement, subject to, under limited circumstances, this obligation being terminated earlier.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On June 18, 2008, prior to the Merger with Cody Resources, ChromaDex, Inc. repurchased 1,222,795 shares from Bayer AG for a purchase price of $0.82 per share. In conjunction with this repurchase, ChromaDex, Inc. issued a non-interest bearing note to Bayer AG. This note was repaid on December 18, 2008. The repurchased shares were cancelled on June 18, 2008.

BUSINESS

The business of ChromaDex Corporation is conducted by our principal subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc. We supply phytochemical reference standards and reference materials, related contract services, and products for the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and cosmetic markets. For the fiscal years ended January 2, 2010 and January 3, 2009, we had net sales of $5,777,865 and $4,506,301, respectively. We incurred a net loss of $907,568 for the twelve month period ended January 2, 2010, and a net loss of $2,104,476 for the twelve month period ended January 3, 2009. For the six month period ended July 3, 2010, we had net sales of $3,971,453 and incurred a net loss of $269,787.

We are a leader in supplying phytochemical standards, reference materials and libraries. We believe these phytochemicals are the current standard for the quality control of natural products such as dietary supplements, cosmetics, food and beverages, and pharmaceuticals. In addition, we believe these standards are essential elements for future product development in all the above areas.

We believe there is a rapidly growing need at both the manufacturing and government regulatory levels for reference standards, analytical methods and other quality assurance methods to ensure that products distributed to consumers are safe. We further believe that this need is driven by increased awareness at the consumer level of the lack of adequate quality controls as related to functional food, nutraceutical or dietary supplement based products. We have developed our core standards business to meet both supply chain needs and regulatory requirements. We believe we are now in a position to significantly expand our current business and capitalize on additional opportunities in product development, contract research and commercialization of the intellectual property that we have acquired from the development of our standards.

Our core product and contract service business provides us with the opportunity to screen screening thousands of potential natural product candidates. We believe that with additional research and development, we can use the information that we gather in our business together with other general market information to bring new natural products-related intellectual property to the market at lower investment cost.

Company Background

On May 21, 2008, Cody Resources, Inc., a Nevada corporation, or Cody, entered into an Agreement and Plan of Merger, or Merger Agreement, by and among Cody, CDI Acquisition, Inc., a California corporation and wholly-owned subsidiary of Cody, or Acquisition Sub, and ChromaDex, Inc., or the Merger. Subsequent to the signing of the Merger Agreement, Cody merged with and into a Delaware corporation for the sole purpose of changing the domicile of Cody to the State of Delaware. Subsequent to the signing of the Merger Agreement, and to changing its domicile, Cody amended its articles of incorporation to change its name to “ChromaDex Corporation.”

Pursuant to the terms of the Merger Agreement, and upon satisfaction of specified conditions, including approval by ChromaDex, Inc. stockholders on June 18, 2008, Acquisition Sub merged with and into ChromaDex, Inc. and ChromaDex, Inc., as the surviving corporation, became a wholly-owned subsidiary of Cody.

Cody was incorporated on July 19, 2006 under the laws of the State of Nevada. At the time of the Merger, Cody had been an inactive shell corporation and Cody’s actions as a going concern prior to the Merger are immaterial to the business of ChromaDex.

ChromaDex, Inc. was originally formed as a California corporation on February 19, 2000. On April 23, 2003, ChromaDex acquired the research and development group of natural product experienced chemists of Napro Biotherapeutics (currently Tapestry Pharmaceuticals) located in Boulder, Colorado, and placed such assets in a newly-formed, wholly-owned subsidiary of ChromaDex named ChromaDex Analytics, Inc., a Nevada corporation.

Our Strategy

Our business strategy is to identify, acquire, reduce-to-practice, and commercialize innovative new natural products and “green chemistry” (environmentally safe) technologies, with an initial industry focus on the dietary supplement, cosmetic, food and beverage markets, as well as novel pharmaceuticals. We plan to commercialize these natural product technologies by advancing them through the proper regulatory approval processes, arranging for reliable and cost-effective manufacturing, and ultimately either selling or licensing the product lines to others.

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Commercialization of intellectual property: We believe that many current ChromaDex development products have the potential to spin off unique technologies that may themselves be independently capable of commercialization and become significant new revenue sources. We believe that intellectual property can also be developed from our expansion into new markets.

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Expansion and growth of the core business: We intend to continue to expand our phytochemical standards offerings, the core of our business. Currently, we have 3,500 defined standards. We expect to add 500 to 1,000 new standards each year for the foreseeable future.

•	Expansion of manufacturing capacity: We plan to expand our facilities to satisfy the growing need for customer clinical studies, new product development and early stage manufacturing.

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Expansion into new markets: We are developing business in new domestic and international markets. These markets include both the domestic and international botanical drug market and the market for novel therapeutic botanicals from Asia, South America and Africa. We also have what we believe are new and innovative product offerings, such as screening compound libraries and unique value added raw materials.

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Expansion through acquisitions: We are a leader in the phytochemical standards market. We believe other smaller competitors are having difficulty expanding their revenue base and are prime candidates for acquisition. We believe that a long-term roll-up strategy could eventually lead to ChromaDex positioning itself as a provider of choice for phytochemical standards and libraries.

Overview of our Products and Services

We are headquartered in Irvine, California, and our analytical and research laboratory facility, Chromadex Analytics, is located in Boulder, Colorado. Chromadex Analytics operates a modern, well-equipped facility with 13,000 square feet of laboratory and office space. While we perform many of the contract services and research for our clients, Chromadex Analytics manufactures our products and provides all analytical services and laboratory division support for ChromaDex.

Since 2003, we have invested in excess of $2 million in laboratory equipment, and we currently have personnel possessing over 150 years of combined pharmaceutical and natural products chemistry experience.

Current products and services provided are:

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Supply of reference standards, materials & kits. Through our catalog, we supply a wide range of products necessary to conduct quality control of raw materials and consumer products. Reference standards and materials and the kits created from them are used for research and quality control in the dietary supplements, cosmetics, food and beverages, and pharmaceuticals industries.

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Supply of fine chemicals and phytochemicals. As demand for new natural products and phytochemicals increases, we can scale up and supply our core products in the gram to kilogram scale for companies who require these products for research and new product development.

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Bulk Raw Food Grade Chemicals. We offer value-added bulk raw materials for dietary supply and food additives. This is an area where we believe we can secure and defend its market positions through patents and long term manufacturing agreements with both our customers and vendors.

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Bioluminex™. Bioluminex™ is a bio-analytical method that identifies the presence of toxic or harmful compounds in water, dietary ingredients, food products and food ingredients. We developed this method pursuant to a worldwide exclusive license agreement with Bayer Ag. We intend to explore sublicensing and developing additional applications for the method before conducting a formal market launch for Bioluminex™ within the next two years.

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Contract services. ChromaDex, through Chromadex Analytics, provides a wide range of contract services ranging from routine contract analysis of dietary supplements, cosmetics, foods and other natural products to elaborate contract research for clients in these industries.

•	Consulting services. We provide a comprehensive range of consulting services such as regulatory support, new ingredient or product development, risk management and litigation support services.

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Process development. Developing cost effective and efficient processes for manufacturing natural products can be very difficult and time consuming. We can assist customers in creating processes for cost efficient manufacturing of natural products, using “green chemistry”.

Products and services in development:

•	Process scale manufacturing. We intend to invest in a pilot plant facility that has the capability of manufacturing at a process scale for products that have gone to market.

•	Phytochemical libraries. We intend to continue investing in the development of natural product based libraries by continuing to create these libraries internally as well as through product licensing.

•	Plant extracts libraries. We intend to continue our efforts to create an extensive library of plant extracts using its already extensive list of botanical reference materials.

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Databases for cross-referencing phytochemicals. We are working on building a database for cross referencing phytochemicals against an extensive list of plants, including links to references to ethnopharmacological, enthnobotanical, and biological activity, as well as clinical evidence.

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Anthocyanin. We are working to establish cost-effective methodologies for the efficient production of anthocyanins from genetically engineered bacteria. Anthocyanins are plant secondary metabolites that are mainly responsible for the colors in plant tissues, primarily reds, purples and blues. They are non-toxic and have been observed to possess antioxidant, anticancer and anti-inflammatory activities, thus making them attractive candidates in the pharmaceutical, dietary supplement and food colorants industries.

•	Simmondsin. We believe that our intellectual property for jojoba extract (simmondsin) for weight loss is a potential source of future revenue from royalty payments.

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Intellectual property. We plan to utilize our expertise in natural products and “green chemistry” to license and develop new intellectual property which itself can be licensed to clients in our target industries.

In 2004, we started receiving our first royalty payments for licensed intellectual property for the naturally-derived compound Sclareolide. Sclareolide, as developed by us, is a novel diterpene isolated from Salvia sclarea (commonly known as clary sage), and was created through a partnership with Avoca.

Sales and Marketing Strategy

Our sales model for products and services is based on direct, inside technical sales. We hire technical sales staff with appropriate scientific background in chemistry, biology, biochemistry or other related scientific fields. Our sales staff currently operates from our headquarters in Irvine, California and performs sales duties by using combinations of telemarketing and e-mail. Sales staff are required to perform both sales and customer service duties. We plan to add outside field sales representatives in the future as needed. All sales staff are compensated based on a uniform basic pay model based on salary and commission.

USA and Canada:

We employ the use of an aggressive direct mail marketing strategy (catalogs, brochures and flyers) in combination with a range of the following marketing activities to promote and sell our products and services:

•	Tradeshows and conferences

•	Monthly newsletters (via e-mail)

•	Internet

•	Website

•	Advertising in trade publications

•	Press releases

We intend to continue to use an aggressive direct marketing approach to promote our products and services to all markets that we target for direct sales.

International:

We also use international distributors to market and sell to several foreign countries or markets. The use of distributors in international markets has proven to be more effective than direct sales for some countries.

Currently, we have exclusive distribution agreements in place for the following countries or regions:

•	Europe (LGC Standards)

•	South America (JMC)

•	Korea (Dong Myung Scientific)

•	India (LGC Promochem India Pvt. Ltd.)

We also use non-exclusive distributors for the following countries:

•	Japan

•	Australia and New Zealand

•	China

•	Indonesia, Malaysia, Singapore and Thailand

•	Mexico

Non-exclusive distributors who show significant productivity are considered for becoming exclusive distributors.

Business Market

According to the Natural Marketing Institute, the Dietary Supplement, Functional Food and Beverage, and Natural Personal Care markets represent more than $250 billion in sales worldwide. The quality control and assurance of some of the products in these markets are, as previously noted, largely “under regulated,” and represent the basis of one of our business strategies, which is to concentrate on overall content of products, active/marker components, uniformity of production, and toxicology, as is the case in the pharmaceutical industry. We believe that there is an increasing demand for new products, ingredients and ideas for natural products. The pressure for new, innovative products, which are “natural” or “green” based, cuts across all markets including food, beverage, cosmetic and pharmaceutical.

While we believe that doctors and patients have become more receptive to the use of botanical/herbal-based and natural/dietary ingredients to prevent or treat illnesses and improve quality of life, the medical establishment has conditioned its acceptance on a significantly improved demonstration of efficacy, safety and quality control comparable to that imposed on pharmaceuticals. Nevertheless, little is currently known about the constituents, active compounds and safety of many botanical/herbal and natural ingredients, and few qualified chemists and technology based companies exist to supply the information and products necessary to meet the burgeoning market need. Natural products are complex mixtures of many compounds, with significant variability arising from growing and extraction conditions. The following developments are some that highlight the need for standards and quality assurance/control:

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The FDA published its draft guidance for GMPs for dietary supplements on March 13, 2003. The final rule from this guidance was made effective June 2007, with a 36 month phase-in period for full compliance;

•	The FDA published draft guidance for the approval of “Botanical Drugs” in June 2005;

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According to the Washington Post, the FDA and the FTC have recently fined six mass marketers of weight loss supplements a total of $30 million, because they could not adequately substantiate their respective weight loss claims; and

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Regulatory agencies around the world have started to review the need for the regulation of herbal and natural supplements and are considering regulations that will include testing for the presence of toxic or adulterating compounds, drug/compound interactions and evidence that the products are biologically active for their intended use.

Business Model

Our business model is built around supplying reference standards products and services to our primary markets. This provides capital and brand positioning to allow us access to markets in a ‘trusted advisor’ capacity, through which we can develop botanical solutions with increased value to meet client needs.

We create value throughout the supply chain of pharmaceutical, dietary supplements, functional foods and personal care markets. We do this specifically by:

•	Combining the analytical method and characterization of the material with the technical support for the sale of reference materials;

•	Helping companies to comply with new government regulations which, in turn, helps the government to regulate these industries; and

•	Providing value-added solutions to every layer of the supply chain in order to increase the overall quality of products being produced.

We will use the market information gathered through our core products and services business to create and license intellectual property.

Government Regulation

Some of our operations are subject to regulation by various United States federal agencies and similar state and international agencies, including the FDA, United States Federal Trade Commission, United States Department of Commerce, the United States Department of Transportation, the United States Department of Agriculture and other comparable state and international agencies. These regulators govern a wide variety of product activities, from design and development to labeling, manufacturing, handling, sales and distribution of products. From time to time, federal, state and international legislation is enacted which may have the effect of materially increasing the cost of doing business or limiting or expanding our permissible activities. We cannot predict whether or when potential legislation or regulations will be enacted, and if enacted, the effect that it, or any implemented regulations and supervisory policies, would have on our financial condition or results of operations. In addition, the outcome of any litigation or any investigations or enforcement actions initiated by state or federal authorities may result in necessary changes in our operations and increased compliance costs.

FDA Regulation

Our primary products and services are not directly subject to regulation by the FDA. However, companies can use our products and services such as our supply of phytochemical standards, reference materials and libraries, to help themselves comply with FDA regulatory requirements. For example, the FDA’s final rule on GMPs for dietary supplements was published in June 2007 and outlines a timeline of one to three years for companies to become fully compliant, depending on the size of the company. GMPs, in part, require companies to evaluate products for identity, strength, purity and composition. We provide tools necessary for dietary supplement companies to comply with GMPs. We also offer an extensive range of contract services and consulting to assist companies with their compliance needs.

Our strategy to commercialize innovative new, natural products may be subject to extensive FDA regulation. Depending on the type of product, whether a dietary supplement, cosmetic, food, or pharmaceutical, the FDA, under the Food, Drug and Cosmetic Act, or FDCA, can regulate:

•	product testing;

•	product labeling;

•	product manufacturing and storage;

•	premarket clearance or approval;

•	advertising and promotion; and

•	product sales and distribution.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, known as DSHEA. DSHEA established a new framework for governing the composition and labeling of dietary supplements. Generally, under DSHEA, dietary ingredients that were marketed in the United States before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a “new” dietary ingredient (a dietary ingredient that was not marketed in the United States before October 15, 1994) is subject to a new dietary ingredient, or NDI, notification that must be submitted to the FDA unless the ingredient has previously been “present in the food supply as an article used for food” without being “chemically altered.” A NDI notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A NDI notification must be submitted to the FDA at least 75 days before the initial marketing of the NDI. There can be no assurance that the FDA will accept the evidence of safety for any NDIs that we may want to commercialize, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry to clarify the FDA’s interpretation of the NDI notification requirements, and this guidance may raise new and significant regulatory barriers for NDIs.

In order for any new ingredient developed by us to be used in conventional food or beverage products in the United States, it would either have to be approved by the FDA as a food additive pursuant to a food additive petition, or FAP, or be generally recognized as safe, or GRAS. The FDA does not have to approve a company’s determination that an ingredient is GRAS, however a company can notify the FDA of its determination. There can be no assurance that the FDA will approve any FAP for any ingredient that we may want to commercialize, or agree with our determination that an ingredient is GRAS, either of which could prevent the marketing of such ingredient.

We do not expect to bear the costs associated with NDI Notifications, FAPs, or GRAS filings with the FDA, as we will generally be licensing any technology to partner companies who have an interest in the product market segment before such filings would be necessary.

Advertising Regulation

In addition to FDA regulations, the Federal Trade Commission, or FTC, regulates the advertising of dietary supplements, foods, cosmetics, and over-the-counter, or OTC, drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties, restitution, or both, by the companies involved. We may be subject to regulation under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements, foods, cosmetics and OTC drugs.

International

Our international sales of dietary ingredients are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, the export by us of certain of our products that have not yet been cleared or approved for domestic distribution may be subject to FDA export restrictions. We may be unable to obtain on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of our products abroad.

Regulation in Europe is primarily through the European Union, which regulates for each of its countries. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to dietary ingredients.

Competitive Business Conditions

We face competition within the standardization and quality testing niche of the natural products market, though we believe that no one else offers both reference standards and testing to their customers. Below is a current list of certain competitors. These competitors already have reference standards or contract services developed or are currently taking steps to develop botanical standards or contract services. Of the competitors listed, some either currently sell fine chemicals, which by default are sometimes being used as reference standards, or are closely aligned with our market niche so as to reduce any barriers to entry if these companies wished to compete, and some currently offer similar services and have the scale and resources to compete with us for larger customer accounts. Some of our competitors are larger in total size and capitalization, have greater access to capital markets, and are in a better position than us to compete nationally and internationally.

Competitors

•	Sigma-Aldrich(SIAL) (USA)

•	Phytolab (Germany)

•	US Pharmacopoeia(USP) (USA)

•	Extrasynthese (France)

•	Covance(CVD) (USA)

•	Eurofins(ERF) (France)

•	Silliker Canada Co. (Canada)

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration

We currently protect our intellectual property through patents, trademarks, designs and copyrights on our products and services. We currently have existing patents for products such as BioluminexTM, anythocyandian production, and Jojoba extract (simmondsin) that require additional capital for product development, commercialization and marketing.

One of our business strategies is to use the intellectual property harnessed in the supply of reference materials to the industry as the basis for providing new and alternative mass marketable products to our customers. Our strategy is to develop these products on our own as well as to license our intellectual property to companies who will commercialize it. The net result will be a long term flow of intellectual property milestone and royalty payments for us.

We have created a mechanism for harnessing ideas and turning them into finished products. For example, we spent between one and two years researching the viability of our Jojoba concept, but lacked the ability to finalize the development and necessary patent protection. After much scrutiny, we selected Avoca, a subsidiary of RJ Reynolds Tobacco, as the appropriate partner for completion of this project. Avoca finalized the manufacturing process for the Jojoba extract and the Company and Avoca jointly filed a patent to protect the intellectual property created by this joint venture.

The following table sets forth our existing patents and those to which we have licensed rights.

Patent Number	Title	Filing Date	Issued Date	Expires	Licensor
US 6,238,928	Analytical process for testing mixtures for toxic constituents	09/02/93	05/21/01	05/25/18	Licensed from Bayer Aktiengesell-schaft

6,673,563	Luminous bacteria and methods for the isolation, identification and quantification of toxicants	9/18/2001	1/6/2004	01/09/21	Licensed from L & J Becvar, LP(1)

6,340,572	Kit for the isolation, identification and quantification of toxicants	9/3/1999	1/22/2002	01/26/19	Licensed from L & J Becvar, LP(1)

6,017,722	Luminous bacteria and methods for the isolation, identification and quantification of toxicants	4/4/1991	1/25/2000	01/28/17	Licensed from L & J Becvar, LP(1)

6,852,342	Compounds for altering food intake in humans	3/26/2002	2/8/2005	02/12/22	Co-owned by Avoca, Inc. and ChromaDex

7,338,791	Production of Flavanoids by Recombinant Microorganisms	7/11/2005	3/4/2008	7/11/25	Licensed from The Research Foundation of State University of New York

(1)	Improvements to information or discoveries covered by these patents are licensed from the Board of Regents of the University of Texas System until the full end of the term for which patent rights expire subject to the terms of the Patent License.

Manufacturing

Chromadex Analytics operates laboratory operations and a manufacturing facility. We currently maintain our own manufacturing equipment and have the ability to manufacture our products in limited quantities, ranging from milligrams to kilograms. We intend to contract for the manufacturing of the products that are developed and enter into strategic relationships or license agreements for sales and marketing of products that we develop when quantities required exceed our capacity at our Boulder, Colorado facility.

We intend to hire manufacturing companies that can meet the standards imposed by the FDA, the International Organization for Standardization, or ISO, and the quality standards we will require through our own internal policies and procedures. We expect to monitor and manage supplier performance through a corrective action program. We believe these manufacturing relationships can minimize our capital investment, help control costs, and allow us to compete with larger volume manufacturers of phytochemicals and ingredients.

Following the receipt of products or product components from our third-party manufacturers, we currently contemplate inspecting, packaging and labeling, as needed, at our Irvine, California facility. We expect to reserve the right to inspect and ensure conformance of each product and product component to our specifications. We will also consider manufacturing certain products or product components internally, if we have the capacity when demand or quality requirements make it appropriate to do so.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

We believe we have identified reliable sources and suppliers of chemicals, phytochemicals and reference materials, which we believe will provide products in compliance with our guidelines.

Research and Development

Our research and development efforts are currently focused on developing products and services within our core product and service offerings. Our own laboratory group has extensive experience in developing products related to our field of interest and works closely with our sales and marketing group to design products and services that are intended to increase revenue. To support development, we also have a number of contracts with outside labs who aid us in our research and development process.

Environmental Compliance

We will incur significant expense in complying with GMPs and safe handling and disposal of materials used in our research and manufacturing activities. We do not anticipate incurring material additional expense in order to comply with Federal, state and local environmental laws and regulations.

Employees

As of July 3, 2010, we had 57 employees, of whom 44 were full-time and 13 were part-time employees. We consider our relationships with our employees to be satisfactory. None of our employees are covered by a collective bargaining agreement.

Properties

As of July 3, 2010, we lease approximately 13,000 square feet of office space in Irvine, California with four years remaining on the lease and laboratory manufacturing space of approximately 13,000 square feet of space in Boulder, Colorado with six years remaining on the lease. We also lease an apartment with approximately 1,100 square feet in Irvine, California, and an apartment with less than 1,100 square feet in Longmont, Colorado. We do not own any real estate. For the year ended January 2, 2010, our total annual rental expense (excluding operating charges and real property taxes) was approximately $509,725.

Legal Proceedings

We are not involved in any legal proceedings which management believes may have a material adverse effect on our business, financial condition, operations, cash flows, or prospects.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operation together with the financial statements and the related notes appearing in pages F-1 through F-24 of this prospectus. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Risk Factors” at page 4 of this prospectus. Our actual results may differ materially.

Overview

We supply phytochemical reference standards and reference materials, related contract services, and products for the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and cosmetic markets. Our business strategy is to identify, acquire, reduce-to-practice, and commercialize innovative new natural products and “green chemistry” (environmentally safe) technologies, with an initial industry focus on the dietary supplement, cosmetic, food and beverage markets, as well as novel pharmaceuticals. We plan to utilize our experienced management team to commercialize these natural product technologies by advancing them through the proper regulatory approval processes, arranging for reliable and cost-effective manufacturing, and ultimately either selling or licensing the product lines to others.

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues, if any, and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that our current cash, cash equivalents and cash generated from operations, the capital raised pursuant to the May 2010 private placement, including the anticipated additional proceeds from exercise of outstanding warrants issued pursuant to the Subscription Agreement, will be sufficient to meet our projected operating plans through December, 2011. We may, however, seek additional capital prior to the end of December, 2011 both to meet our projected operating plans after December, 2011 and to fund our longer term strategic objectives. To the extent we are unable to raise additional cash or generate sufficient net income prior to December, 2011 to meet our projected operating plans, we will revise our projected operating plans accordingly. Additional capital may come from public and private stock or debt offerings, borrowings under lines of credit or other sources. These additional funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, long term strategic objectives, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition. If we are unable to establish small to medium scale production capabilities through our own plant or though a collaboration we may be unable to fulfill our customer’s requirements. This may cause a loss of future revenue streams as well as require us to look for third party vendors to provide these services. These vendors may not be available, or charge fees that prevent us from pricing competitively within our markets.

The FDA has started to regulate the dietary supplement market under the new Good Manufacturing Practices (“GMPs”). As of June, 2010, all manufacturers regardless of their sizes are held accountable under these new regulations. At this time, it is unknown to what extent the FDA will enforce the regulations and how they will be interpreted upon enforcement. These uncertainties may have a material adverse effect on our results of operations as lack of enforcement or an interpretation of the regulations that lessens the burden of compliance for the dietary supplement marketplace may cause a reduced demand for our products and services.

Over the next twelve months, we plan to continue to expand our service capacity through hiring and to implement accreditation and certification programs related to quality initiatives. In addition, we plan to expand our chemical library program and to either establish a GMP compliant pilot plant to support small to medium scale production of target compounds or partner through a collaboration with a company that has these capabilities. We also intend to increase the research and development of our new bulk food grade raw material line as well as increase marketing and sales related to these products.

The following discussion and analysis excludes the impact of Cody’s financial condition and results of operations prior to the Merger because they were not material for any of the periods presented.

Results of Operations

Three and Six Month Periods Ended July 3, 2010 Compared with Three and Six Month Periods Ended July 4, 2009

ChromaDex generated net sales of $3,971,453 for the six month period ended July 3, 2010 as compared to $2,789,843 for the six month period ended July 4, 2009. ChromaDex incurred a net loss of $269,787 for the six month period ended July 3, 2010 and incurred a net loss of $614,942 for the six month period ended July 4, 2009. This equated to a $0.01 loss per basic and diluted share for the six month period ended July 3, 2010 versus a $0.02 loss per basic and diluted share for the six month period ended July 4, 2009. For the three month period ended July 3, 2010, ChromaDex generated net sales of $2,033,861 and a net loss of $303,529 as compared to net sales of $1,342,716 and a net loss of $291,100 for the three month period ended July 4, 2009. This was a $0.01 loss per basic and diluted share for the three month period ended July 3, 2010 versus a $0.01 loss per basic and diluted share for the three month period ended July 4, 2009.

Net Sales

Net Sales consist of Gross sales less returns and discounts. Net sales increased by 51% to $2,033,861 for the three month period ended July 3, 2010 as compared to $1,342,716 for the three month period ended July 4, 2009. For the six month period ended July 3, 2010, net sales increased by 42% to $3,971,453 as compared to $2,789,843 for the six month period ended July 4, 2009. This increase in net sales in both the three and six month periods was due to our increased sales of bulk food grade raw materials, and increased demand for our existing products and services.

Costs of Sales

Costs of Sales include raw materials, labor, overhead, and delivery costs. Cost of sales for the three and six month periods ended July 3, 2010 were $1,258,172 and $2,377,791 versus $865,071 and $1,844,125 for the three and six month periods ended July 4, 2009, respectively. As a percentage of net sales, this represented a 2% decrease for the three month period ended July 3, 2010 compared to the three month period ended July 4, 2009, and a 6% decrease for the six month period ended July 3, 2010 compared to the six month period ended July 4, 2009. This percentage decrease in cost of sales is a result of fixed labor and overhead costs that make up the majority of our expenses. These fixed expenses did not increase in proportion to sales as we were able to achieve growth in sales without an increase of certain labor and overhead costs. However, during the six month period ended July 3, 2010, sales of high volume products, primarily consisting of bulk food grade materials for dietary supplements and foods increased. These high volume products have significantly higher raw material costs associated with them. We expect to see a significant increase in the sales of these high volume products throughout 2010. Increases in sales of these types of products will likely cause the Company to experience lower gross margins as a percentage of sales during this time period.

Gross Profit

Gross profit is net sales less the cost of sales and is affected by a number of factors including product mix, competitive pricing and costs of products and services. Our gross profit increased 62% to $775,689 for the three month period ended July 3, 2010 from $477,645 for the three month period ended July 4, 2009, and increased 69% to $1,593,662 for the six month period ended July 3, 2010 from $945,718 for the six month period ended July 4, 2009. The increase in sales coupled with a decrease in labor and overhead costs as a percentage of sales contributed to this increase in gross profit. We expect that as sales continue to grow, labor and overhead costs as a percentage of sales will continue to decrease as future growth in Net Sales will likely require lower direct labor and variable overhead costs. Raw materials costs as a percentage of sales are expected to increase as sales of the high volume bulk food grade materials continue to grow.

Operating Expenses-Sales and Marketing

Sales and Marketing Expenses consist of salaries, commissions to employees and advertising and marketing expenses. Sales and marketing expenses for the three and six month periods ended July 3, 2010 were $228,351 and $452,970 as compared to $219,596 and $441,218 for the three and six month periods ended July 4, 2009. This slight increase was due to our increased marketing efforts across different customer sectors, such as academic institutions, contract research organizations, sports nutrition, legal consultants and government agencies.

Operating Expenses-General and Administrative

General and Administrative Expenses consist of research and development, general company administration, IT, accounting and executive management compensation. General and administrative expenses for the three and six month periods ended July 3, 2010 were $840,538 and $1,394,571 as compared to $544,964 and $1,111,608 for the three and six month periods ended July 4, 2009. One of the factors that contributed to this increase was an increase in share-based compensation expenses. Our share-based compensation expense increased 354% to $230,858 for the three month period ended July 3, 2010 from $50,830 for the three month period ended July 4, 2009, and increased 189% to $282,457 for the six month period ended July 3, 2010 from $97,792 for the six month period ended July 4, 2009. This large increase in share-based compensation expense was largely due to the Post-Closing Grants which were granted following consummation of the transactions contemplated by the Subscription Agreement. We expect the Company to continue to incur significant share-based compensation expenses over the next three years, as the expenses for these Post-Closing Grants are recognized on the straight-line method over the expected vesting periods. Another factor that contributed to this increase in general and administrative expenses was the initiation of investor relations activities. During the three months ended July 3, 2010, we adopted a formal investor relations program for the purpose of increasing market and shareholder awareness.

Non-operating Expenses-Interest Expense

Interest expense consists of interest on capital leases. Interest expense for the three and six month periods ended July 3, 2010 were $10,726 and $16,425 compared to $4,602 and $9,847 for the three and six month periods ended July 4, 2009. This increase was due to a new capital lease obligation incurred for the purchase of equipment during the six month period ended July 3, 2010.

Non-operating Expenses-Interest Income

Interest income consists of interest earned on money market accounts. Interest income for the three and six month periods ended July 3, 2010 were $397 and $517 as compared to $417 and $2,013 for the three and six month periods ended July 4, 2009.

Depreciation and Amortization

For the six month period ended July 3, 2010, we recorded approximately $151,920 in depreciation. We depreciate our assets on a straight-line basis, based on the estimated useful lives of the respective assets. We amortize intangible assets using a straight-line method over 10 years. In the six month period ended July 3, 2010, we recorded an amortization for intangible assets of approximately $36,471.

Year Ended January 2, 2010 Compared with Year ended January 3, 2009

We generated net sales of $5,777,865 for the twelve month period ended January 2, 2010 and $4,506,301 for the twelve month period ended January 3, 2009. We incurred a net loss of $907,568 for the twelve month period ended January 2, 2010 and a net loss of $2,104,476 for the twelve month period ended January 3, 2009. This equated to a $0.03 loss per basic and diluted share for the twelve month period ended January 2, 2010 versus a $0.07 loss per basic and diluted share for the twelve month period ended January 3, 2009.

	Twelve months ending
	January 2, 2010	January 3, 2009	Change
Sales	$5,777,865	$4,506,301	28%
Cost of sales	3,736,435	3,274,800	14%
Gross profit	2,041,430	1,231,501	66%
Operating expenses—Sales and marketing	829,969	720,519	15%
—General and administrative	2,104,193	2,574,985	-18%
Nonoperating expenses—Interest expense	17,090	70,079	-76%
—Interest income	(2,254)	(29,606)	-92%
Net loss	$(907,568)	$(2,104,476)	-57%

Net Sales

Net Sales consist of gross sales less returns and discounts. Net sales increased by 28% to $5,777,865 for the twelve month period ended January 2, 2010 as compared to $4,506,301 for the twelve month period ended January 3, 2009. This increase was due to our additional service offerings and increased demand for each of our existing products and services.

Cost of Sales

Costs of Sales include raw materials, labor, overhead, and delivery costs. Cost of sales for the twelve month period ended January 2, 2010 was $3,736,435 versus $3,274,800 for the twelve month period ended January 3, 2009. As a percentage of net sales, this represented an 8% decrease for the twelve month period ended January 2, 2010 compared with the twelve month period ended January 3, 2009. This percentage decrease in cost of sales is a result of fixed labor and overhead costs that make up the majority of our expenses. These fixed expenses did not increase in proportion to sales as we were able to achieve growth in sales without an increase of certain labor and overhead costs. However, during the twelve month period ended January 2, 2010, sales of high volume products, primarily consisting of ingredients for dietary supplements and foods, increased. These high volume products have significantly higher raw material costs associated with them. We expect to see a significant increase in the sales of these high volume products throughout 2010. These sales will likely cause the Company to experience lower gross margins as a percentage of sales during this time period.

Gross Profit

Gross Profit is net sales less the cost of sales and is affected by a number of factors including product mix, competitive pricing and costs of products and services. Our gross profit increased 66% to $2,041,430 for the twelve month period ended January 2, 2010 from $1,231,501 for the twelve month period ended January 3, 2009. The increase in sales coupled with only a marginal increase in labor and overhead costs contributed to this increase in gross profit. We expect that as sales continue to grow, labor and overhead costs as a percentage of sales will continue to decrease as future growth in net sales will likely require lower direct labor and variable overhead costs.

Operating Expenses-Sales and Marketing

Sales and Marketing Expenses consist of salaries, commissions to employees, advertising and marketing expenses. Sales and marketing expenses for the twelve month period ended January 2, 2010 was $829,969 as compared to $720,519 for the twelve month period ended January 3, 2009. This increase was primarily due to increased advertising and marketing across different customer sectors, as well as wages and commissions associated with the expansion of our sales staff.

Operating Expenses-General and Administrative

General and Administrative Expenses consist of research and development, general company administration, IT, accounting and executive management compensation. General and administrative expenses for the twelve month period ended January 2, 2010, was $2,104,193 as compared to $2,574,985 for the twelve month period ended January 3, 2009. This decrease was primarily due to one time legal and accounting costs related to a private placement and our merger into a wholly owned subsidiary of Cody Resources, Inc. during the twelve month period ended January 3, 2009.

Non-operating Expenses- Interest Expense

Interest expense consists of interest on capital leases and notes payable. Interest expense for the twelve month period ended January 2, 2010, was $17,090 as compared to $70,079 for the twelve month period ended January 3, 2009. For the twelve month period ended January 2, 2010, the interest expense incurred was primarily due to capital lease obligations as compared to interest expense for the twelve month period ended January 3, 2009 which was primarily due to the note payable issued to Bayer AG on June 18, 2008, in conjunction with our repurchase of ChromaDex, Inc. shares prior to our merger into a wholly owned subsidiary of Cody Resources, Inc. This note was repaid on December 19, 2008.

Non-operating Expenses- Interest Income

Interest income consists of interest earned on money market accounts. Interest income for the twelve month period ended January 2, 2010, was $2,254 as compared to $29,606 for the twelve month period ended January 3, 2009. This decrease was primarily due to falling interest rates and a decrease in cash balance in our money market accounts.

Depreciation and Amortization

For the twelve month period ended January 2, 2010, we recorded approximately $270,672 in depreciation. We depreciate our assets on a straight-line basis, based on the estimated useful lives of the respective assets. We amortize intangible assets using a straight-line method over 10 years. In the twelve month period ended January 2, 2010, we recorded amortization on intangible assets of approximately $123,828. We test intangible assets for impairment on the last day of our fiscal year annually and based on events or changes in circumstances as they occur.

Liquidity and Capital Resources

Since inception and through July 3, 2010, we have incurred aggregate losses of approximately $8.4 million. These losses are primarily due to overhead costs and general and administrative expenses associated with the development and expansion of our operations. These operations have been financed through capital contributions and the issuance of common stock.

The Board of Directors periodically reviews our capital requirements in light of our proposed business plan. Our future capital requirements will remain dependent upon a variety of factors, including cash flow from operations, the ability to increase sales, increasing our gross profits from current levels, reducing sales and administration expenses as a percentage of net sales, continued development of customer relationships, and our ability to market our new products successfully. However, based on our results from operations, we may determine that we need additional financing to implement our business plan, and there can be no assurance that it will be available on terms favorable to us or at all. If adequate financing is not available, we may have to delay, postpone or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital. The inability to raise additional financing may have a material adverse effect on us. We may seek additional capital prior to December, 2011 both to meet our projected operating plans after December, 2011 and to fund our longer term strategic objectives. To the extent we are unable to raise additional cash or generate net income prior to December, 2011 to meet our projected operating plans, we will revise our projected operating plans accordingly.

On April 22, 2010, we entered into the Subscription Agreement with the Subscribers. We closed on the transactions contemplated by the Subscription Agreement on May 20, 2010 and issued and sold to the Subscribers, in a private placement, an aggregate of 26,249,983 newly issued shares (the “Private Placement Shares”) of our common stock for an aggregate purchase price of $3,674,998 or $0.14 per share. During the six months ended July 3, 2010, we received net capital contributions of $3,486,626 through this offering. We have also issued to each Subscriber an immediately exercisable warrant to purchase our common stock equal to the number of Private Placement Shares purchased by such Subscriber at an exercise price of $0.21 per share. As of July 3, 2010, 4,910,711 of these warrants have been exercised and we received additional proceeds of $1,031,249 from exercise of these warrants. Assuming the full exercise of the outstanding warrants for cash, we would receive additional proceeds of $4,481,247, for an aggregate of $9,187,494 in gross proceeds (or $8,999,122 in net proceeds) from the purchase of the Private Placement Shares and the exercise of all warrants issued in connection with the May 2010 private placement. There is no guarantee that the Subscribers will exercise any of the outstanding warrants for cash and that we will receive any proceeds from any of the outstanding warrants until they are exercised for cash.

Net cash used in operating activities:

Net cash used in operating activities for the six months ended July 3, 2010 was $1,471,000 compared to $458,000 used in operating activities for the six months ended July 4, 2009. The increase in net cash used in operating activities largely reflects the payment of unpaid compensation from prior years for two officers.

Net cash used in operating activities for the twelve months ended January 2, 2010 was $396,000, compared to $1.9 million for the twelve months ended January 3, 2009. The decrease in net cash used in operating activities largely reflects a decrease in the net loss adjusted for non-cash items and an increase in cash provided by customer deposits, accounts payable, deferred rent, and prepaid expenses.

We expect that our operating cash flows may fluctuate significantly in future periods as a result of fluctuations in our operating results, shipment timetables, accounts receivable collections, inventory management, and the timing of our payments among other factors.

Net cash used in investing activities:

Net cash used in investing activities was $109,000 for the six months ended July 3, 2010, compared to $20,000 for the six months ended July 4, 2009. The increase in cash used in investing activities mainly reflects the timing of purchases of leasehold improvements and equipment as well as purchases of intangible assets.

Net cash used in investing activities was $179,000 for the twelve months ended January 2, 2010, compared to $496,000 for the twelve months ended January 3, 2009. The decrease in cash used in investing activities mainly reflects the timing of purchases of equipment for our service business as well as the purchase of intangible assets.

Net cash provided by (used in) financing activities:

Net cash provided by financing activities was $4,491,000 for the six months ended July 3, 2010, compared to $41,000 used in financing activities for the six months ended July 4, 2009. Net cash provided by financing activities for the six months ended July 3, 2010 mainly consisted of net proceeds from the May 2010 Private Placement.

Net cash used in financing activities was $78,000 for the twelve months ended January 2, 2010, compared to $3.2 million provided by for the twelve months ended January 3, 2009. Net cash provided by financing activities for the twelve months ended January 3, 2009, mainly consisted of net proceeds from a private placement, partially offset by cash used to repurchase common stock prior to the Merger.

We believe the capital raised during the six month period ended July 3, 2010 will be sufficient to implement our current business plan through December, 2011. Our future capital requirements will remain dependent upon a variety of factors, including cash flow from operations, the ability to increase sales, increasing our gross profits from current levels, reducing sales and administration expenses as a percentage of net sales, continued development of customer relationships, and our ability to market our new products successfully. However, based on the results from operations, we may determine that we need additional financing to implement our business plan, and there can be no assurance that it will be available on terms favorable to us or at all. If adequate financing is not available we may have to delay, postpone or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital. The inability to raise additional financing may have a material adverse effect on us.

Dividend policy

We have not declared or paid any dividends on our common stock. We presently intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

Accounts Receivable

As of July 3, 2010, we had $845,610 in accounts receivables as compared to $497,928 as of January 2, 2010. This increase was due to increased sales during the second quarter of 2010 as compared to the fourth quarter of 2009.

As of January 2, 2010, we had $497,928 in accounts receivables as compared to $349,052 as of January 3, 2009. This increase was due to increased sales during the fourth quarter of 2009 as compared to 2008.

Inventories

As of July 3, 2010, we had $1,164,657 in inventory as compared to $922,760 as of January 2, 2010. This increase was due to high volume bulk raw materials that we began to stock in larger quantities as sales of ingredients for dietary supplements and foods have significantly increased during the past six months.

As of January 2, 2010, we had $922,760 in inventory as compared to $711,584 as of January 3, 2009. This large increase was due to a company wide effort to increase items kept in stock during 2009 along with the purchases of larger quantities of raw materials and inventory to take advantage of volume pricing.

Accounts Payable

As of July 3, 2010, we had $786,942 in accounts payable as compared to $548,310 as of January 2, 2010. This increase was primarily due to the timing of payments related to our purchases of high volume bulk raw materials for sale as ingredients for dietary supplements and food.

As of January 2, 2010, we had $548,310 in accounts payable as compared to $444,337 as of January 3, 2009. This increase was primarily due to a increase in purchases of inventory and services to support our growth in sales.

Advances from Customers

As of July 3, 2010, we had $71,455 in advances from customers as compared to $126,518 as of January 2, 2010. These advances are for large scale contract services and contract research projects where the Company requires a deposit before beginning work. This decrease was due to fulfilling orders for the large scale projects that began during the last six months of 2009.

As of January 2, 2010, we had $126,518 in advances from customers as compared to $34,260 as of January 3, 2009. This increase was due to increased orders for the large scale projects during the last six months of 2009.

Due to Officers

As of July 3, 2010, we did not have any balance due to officers as compared to $1,178,206 as of January 2, 2010 and January 3, 2009. During the second quarter of 2010, we have paid out the deferred officer salary for the two founders as the Company gained sufficient cash reserves through the May 2010 private placement.

Off-Balance Sheet Arrangements

During the fiscal years ended January 2, 2010 and January 3, 2010, and through July 3, 2010, we had no off-balance sheet arrangements other than ordinary operating leases as disclosed in the accompanying financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to the valuation of share-based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1 to our financial statements appearing elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition:

We recognize sales and the related cost of goods sold at the time the merchandise is shipped to customers or service is performed, when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectability is reasonably assured.

Intangible Assets:

Intangible assets include licensing rights and are accounted for based on the fair value of consideration given or the fair value of the net assets acquired, whichever is more reliable. Intangible assets with finite useful lives are amortized using the straight-line method over a period of 10 years, or, for licensed patent rights, the remaining term of the patents underlying licensing rights (considered to be the remaining useful life of the license).

Long-lived assets are reviewed for impairment on a periodic basis and when changes in circumstances indicate the possibility that the carrying amount may not be recoverable. Long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. If the forecast of undiscounted future cash flows is less than the carrying amount of the assets, an impairment charge would be recognized to reduce the carrying value of the assets to fair value. If a possible impairment is identified, the asset group’s fair value is measured relying primarily on a discounted cash flow methodology.

Research and development costs:

Research and development costs consist of direct and indirect costs associated with the development of our technologies. These costs are expensed as incurred.

New Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, refer to Note 1 appearing in “Financial Statements and Supplementary Data” of this prospectus.

Properties

Our principal properties are described in this prospectus in the section entitled “Business – Properties” above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Our board of directors currently consists of seven members, six of whom are independent within the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Each of our directors will serve until the 2011 annual meeting of the stockholders or until a successor is duly elected and qualified. Michael H. Brauser and Glen L. Halpryn were appointed as directors in connection with and as a condition to the May 2010 Private Placement. Listed below are the biographical summaries and ages as of August 1, 2010 of individuals serving as directors as well as information about each individual’s qualification and experience that contributes to the overall needs of the board of directors as determined by the Nominating and Corporate Governance Committee:

Frank L. Jaksch Jr., 41, is a co-founder of ChromaDex and has served as Chairman of the board of directors since 2010 and Chief Executive Officer since 2000. From 2000-2010, Mr. Jaksch served as Co-Chairman of the board of directors. Mr. Jaksch oversees strategy, operations and marketing for the Company with a focus on scientific products and pharmaceutical and nutraceutical markets. From 1993 to 1999, Mr. Jaksch served as International Subsidiaries Manager of Phenomenex, a life science supply company where he managed the international subsidiary and international business development divisions. Mr. Jaksch earned a B.S. in Chemistry and Biology from Valparaiso University. Frank L. Jaksch Jr. is the brother of Kevin Jaksch, who served on our board of directors until his resignation as a director in May 2010. The Nominating and Corporate Governance Committee believes that Mr. Jaksch’s years of experience working in chemistry-related industries, his extensive sales and marketing background, and his knowledge of international business allow him to bring an understanding of the industries in which the Company operates as well as scientific expertise to the Company and the board of directors.

Stephen Block, 65, has been a director of ChromaDex since 2007 and Chair of the Compensation Committee, a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee since 2007. Since May 2010, Mr. Block has served as Lead Independent Director to the board of directors. Mr. Block is also a director and Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Senomyx, Inc., a public biotech company. He has served on the board of directors of Senomyx, Inc. since 2005. He also serves as the Chairman of the board of directors of Blue Pacific Flavors and Fragrances, Inc., and as a director of Allylix, Inc., Vigilistics, Inc., and Masher Media, Inc. of which he was also a co-founder. He has served on the board of directors of these privately held companies since 2007, 2008, and 2009, respectively. Mr. Block retired as Senior Vice President, General Counsel and Secretary of International Flavors and Fragrances Inc., a leading creator, manufacturer and seller of flavors and fragrances (IFF) in December 2003, having been IFF’s Chief Legal Officer since 1993. During his eleven years at IFF he also led the company’s Regulatory Affairs Department. Prior to 1993, Mr. Block served as Senior Vice President, General Counsel, Secretary and Director of GAF Corporation, a company specializing in specialty chemicals and building materials, and its publicly traded subsidiary International Specialty Products Inc., held various management positions with Celanese Corporation, a company specializing in synthetic fibers, chemicals and plastics, and practiced law with the New York firm of Stroock Stroock & Lavan. Mr. Block currently serves as an industry consultant and as a member of the Executive Committee of Orange County Tech Coast Angels, a leading angel investing group, and as a managing director of Venture Farm LLC, an early stage venture capital firm. Mr. Block received his B.A. cum laude in Russian Studies from Yale University and his law degree from Harvard Law School. The Nominating and Corporate Governance Committee believes that Mr. Block’s experience as the Chief Legal Officer of one of the world’s leading flavor and fragrance companies contributes to the board of director’s understanding of the flavor industry, including the board of director’s perspective on the strategic interests of potential collaborators, the regulation of the industry, and the viability of various commercial strategies. In addition, Mr. Block’s experience in the area of corporate governance and public company financial reporting is especially valuable to the board of directors in his capacity as a member of both the Audit Committee and the Compensation Committee.

Reid Dabney, 58, has served as a director of ChromaDex and has chaired the Audit Committee since October 2007. Since November 2008, he has also served as a Managing Director of Monarch Bay Associates, LLC. From March 2005 to November 2008, Mr. Dabney served as Cecors, Inc.’s (CEOS.OB) (a Software As

A Service (SaaS) technology provider’s) Senior Vice President and Chief Financial Officer. From July 2003 to November 2005, Mr. Dabney was engaged by CFO911 as a business and financial consultant. From January 2003 to August 2004, Mr. Dabney served as Vice President of National Securities, a broker-dealer firm specializing in raising equity for private operating businesses that have agreed to become public companies through reverse merger transactions with publicly traded shell companies. From June 2002 to January 2003, Mr. Dabney was the Chief Financial Officer of House Ear Institute in Los Angeles, California. Mr. Dabney received a B.A. from Claremont McKenna College and an M.B.A. in Finance from the University of Pennsylvania’s Wharton School. Mr. Dabney also holds Series 7, 24 and 63 licenses from the Financial Industry Regulatory Authority (FINRA). The Nominating and Corporate Governance Committee believes that Mr. Dabney’s experience as CFO of a public company and his extensive experience dealing with financial markets qualify him to chair the Audit Committee and that Mr. Dabney brings financial, merger and acquisition experience, and a background working with public marketplaces to the board of directors.

Hugh Dunkerley, 36, has served as a director of ChromaDex since December 2005. From October 2002 to December 2005, Mr. Dunkerley served as Director of Corporate Development at ChromaDex. Mr. Dunkerley has been Manager of Capital Markets for the FDIC, Division of Resolutions and Receiverships, since February 2009. He was President and Chief Executive Officer of Cecors, Inc. (OTCBB:CEOS.OB), a Software As A Service (SaaS) technology provider, from October 31, 2007 to February 17, 2009. He had served as Cecor’s Chief Operating Officer from June 2007 to October 31, 2007 and as Vice President of Corporate Finance from June 2006 to June 2007. From January 2006 to July 2006, Mr. Dunkerley served as Vice President of Small-Mid Cap Equities at Hunter Wise Financial Group, LLC, specializing in investment banking advisory services to US and EU companies. Mr. Dunkerley received his undergraduate degree from the University of Westminster, London and earned a MBA from South Bank University, London. Mr. Dunkerley also holds Series 7 and 66 licenses from FINRA. The Nominating and Corporate Governance Committee believe that Mr. Dunkerley’s experience as CEO of a public company and his extensive financial market experience qualify him to sit on the Nominating and Corporate Governance Committee and that Mr. Dunkerley brings financial and mergers and acquisitions experience, and experience with public marketplaces and regulatory oversight to the board of directors. His previous experience as an employee of the Company also allows him to provide a unique perspective of and extensive knowledge on the industries in which the Company operates.

Mark S. Germain, 59, has served on the Audit Committee since October 2007. Mr. Germain served as Co-Chairman of the board of directors from 2000 to 2010. Mr. Germain has extensive experience as a merchant banker in the biotech and life sciences industries. He has been involved as a founder, director, Chairman of the board of directors of, and/or investor in over twenty companies in the biotech field, and assisted many of them in arranging corporate partnerships, acquiring technology, entering into mergers and acquisitions, and executing financings and going public transactions. He graduated from New York University School of Law, Order of the Coif, in 1975 and was a partner in a New York law firm practicing corporate and securities law before entering the private sector in 1986. Between 1986 and 1991, he served businesses in senior executive capacities, including as president of a public company sold in 1991. In addition to his role as a Co-Chairman of the Company, Mr. Germain is currently a director of the following publicly traded companies: Omnimmune Holdings, Inc. (OTCBB: OMMHE.OB), a biotechnology company, Stem Cell Innovations, Inc. (OTC:SCLL.PK), a cell biology company, Collexis Holdings, Inc. (OTC:CLXS.PK), a developer of semantic search and knowledge discovery software, and Pluristem Therapeutics, Inc. (NASDAQ:PSTI), a bio-therapeutics company. During the past five years, Mr. Germain also served as a board member of two publicly traded companies, Reis, Inc. (NASDAQ: REIS), a commercial real estate market information provider, and Intellect Neurosciences, Inc. (OTCBB: ILNS.OB), a biopharmaceutical company. He is also a co-founder and director of a number of private companies in the biotechnology field. The Nominating and Corporate Governance Committee believes that Mr. Germain’s past experience as the president of a public company and as the board member of other public companies bring financial expertise, industry knowledge, and merger and acquisition experience to the board of directors.

Michael H. Brauser, 54, has served on the Compensation Committee of the Company since May 2010. Mr. Brauser has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet Marketing Company. He also was the founder of Seisant,Inc. (eData.com, Inc.). Mr. Brauser has served as Co-Chairman of the board of directors of Interclick, Inc. (NASDAQCM:ICLK) since August 28, 2007.

Glenn L. Halpryn, 49, has served as Chair of the Nominating and Corporate Governance Committee and has served on the Audit Committee since May 2010. Mr. Halpryn has been the Chief Executive Officer and a Director of Transworld Investment Corporation, a private investment company, since June 2001. Mr. Halpryn currently serves as a Director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a China-based billboard and in-elevator advertising company. From September 2008 until May 2010, Mr. Halpryn also served as a Director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications. From October 2002 to September 2008, Mr. Halpryn served as a Director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as Chairman of the board of directors and Chief Executive Officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006. From April 1988 to June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and a beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA.

Executive Officers

All of our executive officers serve at the discretion of the Board. The persons listed below are our executive officers as of the date hereof:

Name	Age	Positions with our Company
Frank L. Jaksch Jr.	41	Chief Executive Officer and President
Thomas C. Varvaro	40	Chief Financial Officer, Treasurer and Secretary

Biographical information regarding Mr. Jaksch is set forth above under the caption “Directors.” Mr. Varvaro has served as ChromaDex’s Chief Financial Officer since 2004 and Secretary since 2006. He also served as a director from 2006 until May 22, 2010. Mr. Varvaro oversees operations, accounting, information technology, inventory, distribution, and human resources management for the Company. Mr. Varvaro has developed skills in process mapping, information technology custom application design, enterprise risk systems deployment, plant automation and reporting and bar code tracking implementation from his prior business experiences. From 1998 to 2004, Mr. Varvaro was employed by Fast Heat Inc., a Chicago, Illinois based global supplier to the plastics, HVAC, packaging, and food processing industries, where he began as Controller and was promoted to Chief Information Officer and then Chief Financial Officer during his tenure. From 1993 to 1998, Mr. Varvaro was employed by Maple Leaf Bakery, USA, a Chicago, Illinois based company, during its rise to becoming a national leader in specialty food products. Mr. Varvaro served as Staff Accountant and was promoted to Assistant Controller during his tenure. He earned a B.S. in Accounting from University of Illinois, Urbana, and is a Certified Public Accountant.

Code of Conduct

The board of directors has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by the board of directors. In the event that the board of directors grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on a Current Report on Form 8-K.

The Code of Conduct applies to all of our employees, including our principal executive officer, the principal financial and accounting officer, and all employees who perform these functions. A full text of our Code of Conduct is published on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance.” If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or grant a waiver from any provision of the code of conduct to any such person, we shall disclose such amendment or waiver on our website at www.chromadex.com under the tab “Investor Relations-Corporate Governance.”

Audit Committee

Our Audit Committee currently consists of three directors: Messrs. Reid Dabney (chairman), Stephen Block and Glenn L. Halpryn. The board of directors has determined that:

•	Mr. Dabney qualifies as an “audit committee financial expert,” as defined by the SEC in Item 407(d)(5) of Regulation S-K; and

•

all members of the Audit Committee (i) are “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc., (ii) meet the criteria for independence as set forth in the Exchange Act, (iii) has not participated in the preparation of our financial statements at any time during the past three years and (iv) is financially literate and have accounting and finance experience.

Compensation Committee

Our Compensation Committee currently consists of three members: Messrs. Stephen Block (chairman), Michael Brauser and Hugh Dunkerley. The Board has determined that:

•	all members of the Compensation Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc.;

•	all members of the Compensation Committee qualify as “non-employee directors” under Exchange Act Rule 16b-3; and

•	all members of the Compensation Committee qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members: Glenn L. Halpryn (chairman), Hugh Dunkerley and Mark Germain. The Board has determined that all members of the Nominating and Corporate Governance Committee qualify as “independent” under the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc.

EXECUTIVE COMPENSATION

This section of the prospectus explains our compensation for the persons who served as our Chief Executive Officer and our Chief Financial Officer during our fiscal year ended January 2, 2010. We have elected to use the Smaller Reporting Company rules issued by the SEC regarding the disclosure of executive compensation. Under these rules, we provide executive compensation disclosure for our named executive officers for two years under the Summary Compensation Table, as well as the Outstanding Equity Awards at Year End Table, Director Compensation Table and certain narrative disclosures.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer (the principal executive officer) and Chief Financial Officer (the principal financial officer) who served during the year ended January 2, 2010 as our executive officers. The compensation indicated below was paid by ChromaDex.

Name	Year	Salary		Bonus	Option Awards (1)		All Other Compensation	Total ($)
Frank L. Jaksch Jr.	2009	$183,750		—	$7,620	(2)	$1,788	$193,158
	2008	$156,769	(3)	—	$338,385	(4)	$1,788	$496,942
Thomas C. Varvaro	2009	$136,500		—	$5,715	(5)		$142,215
	2008	$120,000		—	$39,810	(6)		$159,810

(1)	The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended January 2, 2010 and the fiscal year ended January 3, 2009, respectively. See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in this prospectus for the year ended January 2, 2010 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.
(2)	On May 13, 2009, Frank L. Jaksch Jr. was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $0.50. These options expire on May 13, 2019, and 25% of the shares vest on May 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.
(3)	Frank L. Jaksch Jr. was paid $146,385 of his salary in cash in 2008 and the remainder is owed to him as unpaid compensation. See “Certain Relationships and Related Transactions” below.
(4)	On April 21, 2008, Frank L. Jaksch Jr. was granted options to purchase 850,000 shares of ChromaDex common stock at an exercise price of $1.50. These options expire on April 21, 2018, and 25% of the shares vested on April 21, 2009 and the remaining 75% vest 2.083% monthly thereafter.
(5)	On May 13, 2009, Thomas C. Varvaro was granted options to purchase 75,000 shares of ChromaDex common stock at an exercise price of $0.50. These options expire on May 13, 2019, and 25% of the shares vest on May 13, 2010 and the remaining 75% vest 2.083% monthly thereafter.
(6)	On April 21, 2008, Thomas C. Varvaro was granted options to purchase 100,000 shares of ChromaDex common stock at an exercise price of $1.50. These options expire on April 21, 2018, and 25% of the shares vested on April 21, 2009 and the remaining 75% vest 2.083% monthly thereafter.

Employment and Consulting Agreements

The material terms of employment agreements with the Named Executives previously entered into by ChromaDex are described below.

Employment Agreement with Frank L. Jaksch Jr.

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Jaksch Agreement”) with Frank Jaksch and the Amended Jaksch Agreement commenced on that date. The Amended Jaksch Agreement has a three year term that automatically renews unless the Amended Jaksch Agreement has been terminated in accordance with its terms. The Amended Jaksch Agreement provides for a base salary of $225,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 40% of his base salary, and two option grants of 800,000 shares of Common Stock in aggregate (which are in addition to the Post-Closing Grants described in Proposal 2 of this proxy statement. In addition, the severance terms of the original agreement were amended as set forth below.

The amended severance terms provide that in the event Mr. Jaksch’s employment with the Company is terminated voluntarily by Mr. Jaksch, he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro rated portion of 40% of his salary (the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Jaksch leaves the Company for “Good Reason” he will also be entitled to severance equal to the Maximum Annual Bonus, and he will be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Jaksch provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Jaksch from his obligation to perform such inconsistent duties and to re-assign Mr. Jaksch to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) if, without the consent of Mr. Jaksch, Mr. Jaksch’s normal place of work is or becomes situated more than 50 linear miles from Mr. Jaksch’s personal residence as of the effective date of the Amended Jaksch Agreement, or (C) a failure by the Company to comply with any other material provision of the Amended Jaksch Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Jaksch to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Jaksch signs a release, in which case he will receive compensation equal to the lesser of the remainder of the term of the agreement, or up to 12 months paid salary.

In the event Mr. Jaksch’s employment terminates as a result of his death or disability, he, or his estate, as the case may be, will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. At the option of the Board, Mr. Jaksch’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Jaksch is terminated by the Company for “Cause” (as defined in the Amended Jaksch Agreement), he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Jaksch is terminated due to “Cessation of Business” (as defined in the Amended Jaksch Agreement), Mr. Jaksch will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the earlier of the last to occur of the term or renewal term of the agreement or 12-months from the date of termination.

In the event the Company terminates Mr. Jaksch’s employment without Cause (as defined in the Amended Jaksch Agreement), Mr. Jaksch will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Jaksch enters into a standard separation agreement, Mr. Jaksch will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), and he will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

Employment Agreement with Thomas C. Varvaro

On April 19, 2010, the Company entered into an Amended and Restated Employment Agreement (the “Amended Varvaro Agreement”) with Thomas C. Varvaro and the Amended Varvaro Agreement commenced on that date. Amended Varvaro Agreement has a three year term that automatically renews unless the Amended Varvaro Agreement has been terminated in accordance with its terms. The Amended Varvaro Agreement provides for a base salary of $175,000 (subject to an increase of $50,000 in the event the Company’s common stock is listed on a stock exchange), and provides for an annual cash bonus (based on performance targets) of up to 30% of his base salary, and provides for two option grants of 400,000 shares of Common Stock in aggregate (which are in addition to the Post-Closing Grants described in Proposal No. 2, below.) In addition, the severance terms of the original agreement were amended as set forth below.

The amended severance terms provide that in the event Mr. Varvaro’s employment with us is terminated voluntarily by Mr. Varvaro he will be entitled to any accrued but unpaid base salary, any stock vested through the date of his termination and a pro rated portion of 40% of his salary (the “Maximum Annual Bonus”) for the year of termination. In addition, if Mr. Varvaro leaves the Company for Good Reason he will also be entitled to severance equal to the Maximum Annual Bonus, and he shall be deemed to have been employed for the entirety of such year. “Good Reason” means any of the following: (A) the assignment of duties materially inconsistent with those of other employees in similar employment positions, and Mr. Varvaro provides written notice to the Company within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees and the Company fails to release Mr. Varvaro from his obligation to perform such inconsistent duties and to re-assign Mr. Varvaro to his customary duties within 20 business days after the Company’s receipt of such notice; or (B) the termination of Frank Jaksch as the Company’s Chief Executive Officer either by the Company without “Cause” or by the Mr. Jaksch for “Good Reason,” and Mr. Varvaro provides written notice within 60 days of such termination, or (C) a failure by the Company to comply with any other material provision of the Amended Varvaro Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Mr. Varvaro to the Company, or if such failure is not capable of being cured in such time, a cure will not have been diligently pursued by the Company within such 60 day period. Severance will then consist of 16 weeks of paid salary, unless Mr. Varvaro signs a release, in which case he will receive compensation equal to the lesser of the remainder of his agreement or 12 months paid salary.

In the event Mr. Varvaro is terminated as a result of his death or disability he will be entitled to his accrued but unpaid base salary, stock vested through the date of his termination and, notwithstanding any policy of the Company to the contrary, any annual bonus that would be due to him for the fiscal year in which termination pursuant to death or disability took place in an amount no less than the prorated portion of his Maximum Annual Bonus. Mr. Varvaro’s bonus will be either prorated or paid in full to him, or his estate, as the case may be, at the time he would have received such bonus had he remained an employee of the Company.

In the event that Mr. Varvaro is terminated by the Company for “Cause” (as defined in the Amended Varvaro Agreement), he will only be entitled to his accrued but unpaid base salary, and any stock vested through the date of his termination.

In the event that Mr. Varvaro is terminated due to a “Cessation of Business” (as defined in the Amended Varvaro Agreement), Mr. Varvaro will be entitled to a lump sum payment of base salary and an amount equal to the Maximum Annual Bonus, and continuation of health benefits until the last to occur of the term or renewal term of the agreement or 12 months from the date of termination.

In the event the Company terminates Mr. Varvaro’s employment without “Cause,” Mr. Varvaro will be entitled to severance in the form of any stock vested through the date of his termination and continuation of his base salary for a period of eight weeks, or, if Mr. Varvaro enters into a standard separation agreement, Mr. Varvaro will receive continuation of base salary and health benefits, together with applicable fringe benefits as provided to other executive employees until the last to occur of the expiration of the term or renewal term then in effect or 24 months from the date of termination (the “Severance Period”), will receive his Maximum Annual Bonus if the Severance Period is equal to 24 months or a pro rata portion thereof if less, as well as the full vesting of any otherwise unvested stock.

DIRECTOR COMPENSATION

Non-Employee board of directors members currently receive an annual grant of 30,000 options to buy our common stock upon reelection by the Stockholders. These options are granted under the Second Amended and Restated 2007 Equity Incentive Plan of the Company, or the 2007 Plan, and are granted on the same terms as those being issued to employees. The vesting schedule of the options is as follows: 25% of the options vest on the first anniversary of the grant and 2.083% vest monthly thereafter.

The following table provides information concerning compensation of our directors who were directors for the fiscal year ended January 2, 2010. The compensation reported is for services as directors for the fiscal year ended January 2, 2010.

Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen Block(2)	—	—	2,286	—	—	—	2,286
Reid Dabney(3)	—	—	2,286	—	—	—	2,286
Hugh Dunkerley(4)	—	—	2,286	—	—	—	2,286
Mark S. Germain(5)	—	—	2,286	—	—	—	2,286
Frank L. Jaksch Jr.(6)	—	—	—	—	—	—	—
Kevin M. Jaksch(7)	—	—	2,286	—	—	—	2,286
Thomas C. Varvaro(8)	—	—	—	—	—	—	—

(1)	The amounts in the column titled “Option Awards” above reflect the aggregate grant date fair value of stock option awards for the fiscal year ended January 2, 2010. See Note 8 of the ChromaDex Corporation Consolidated Financial Report included in this prospectus for the year ended January 2, 2010 for a description of certain assumptions in the calculation of the fair value of the Company’s stock options.
(2)	Stephen Block held an aggregate of 125,000 option awards as of January 2, 2010.
(3)	Reid Dabney held an aggregate of 110,000 option awards as of January 2, 2010.
(4)	Hugh Dunkerley held an aggregate of 215,000 option awards as of January 2, 2010.
(5)	Mark S. Germain held an aggregate of 310,000 option awards as of January 2, 2010.
(6)	Frank L. Jaksch Jr. held an aggregate of 1,250,000 option awards as of January 2, 2010.
(7)	Kevin M. Jaksch held an aggregate of 265,000 option awards as of January 2, 2010.
(8)	Thomas C. Varvaro held an aggregate of 675,000 option awards as of January 2, 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding stock options granted to our named executive officers outstanding as of January 2, 2010.

Outstanding Stock Options at 2009 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Frank L. Jaksch Jr.	180,000	120,000	(1)	—	1.50	12/1/2016
	291,667	408,333	(2)	—	1.50	4/21/2018
	62,500	87,500	(3)	—	1.50	4/21/2018
	—	100,000	(4)		0.50	5/13/2019
Thomas C. Varvaro	240,000	—		—	1.00	1/19/2014
	10,000	—		—	1.00	1/19/2014
	150,000	100,000	(5)	—	1.50	12/1/2016
	41,667	58,333	(6)		1.50	4/21/2018
	—	75,000	(7)		0.50	5/13/2019

(1)	60,000 of Mr. Jaksch’s options vest on December 1 of each year.
(2)	14,583 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.
(3)	3,125 of Mr. Jaksch’s options vest on the 21st of every month through April 21, 2012.
(4)	25,000 of Mr. Jaksch’s options vest on May 13, 2010, and 2,083 options vest on the 13th of every month thereafter through May 13, 2013.
(5)	50,000 of Mr. Varvaro’s options vest on December 1 of each year.
(6)	2,083 of Mr. Varvaro’s options vest on the 21st of every month through April 21, 2012.
(7)	18,750 of Mr. Varvaro’s options vest on May 13, 2010, and 1,563 options vest on the 13th of every month thereafter through May 13, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 1, 2010, there were approximately 60,111,040 shares of our common stock outstanding. In addition, at August 1, 2010, (i) there were options representing rights to purchase up to approximately 13,106,630 shares of ChromaDex common stock at a weighted average exercise price of $1.49 per share, (ii) warrants representing rights to purchase up to approximately 21,339,272 shares of ChromaDex common stock at an exercise price of $0.21 per share issued as part of the May 2010 Private Placement, and (iii) warrants representing rights to purchase up to approximately 1,718,350 shares of ChromaDex common stock at a weighted average exercise price of $3.00 per share issued prior to the May 2010 Private Placement. The following table sets forth certain information regarding our common stock, beneficially owned as of August 1, 2010, by each person known to us to beneficially own more than 5% of our common stock, each executive officer and director, and all directors and executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable or convertible within 60 days after August 1, 2010 are included as beneficially owned by the holder. Beneficial ownership generally includes voting and dispositive power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)		Aggregate Percentage Ownership
Dr. Phillip Frost (3)	13,500,004		20.19%
Black Sheep, FLP (4)	6,225,155		10.36%
Barry Honig (5)	5,178,570		8.62%
Margie Chassman	4,407,640		7.33%
John Liviakis	4,285,714		6.88%
Directors
Stephen Block (6)	85,646		0.14%
Michael H. Brauser (7)	7,309,727		11.46%
Reid Dabney (8)	72,208		0.12%
Hugh Dunkerley (9)	164,083		0.27%
Mark S. Germain (10)	189,917		0.31%
Glenn L. Halpryn (11)	1,092,053		1.80%
Frank Louis Jaksch Jr. (12)	8,381,030		13.78%
Named Executive Officers
Frank Louis Jaksch Jr., Chief Executive Officer	(See above	)
Thomas C. Varvaro, Chief Financial Officer (13)	485,417		0.80%
All directors and executive officers as a group (7 Directors plus Chief Financial Officer) (14)	17,780,081		26.92%

(1)	Addresses for the Beneficial Owners listed are: Dr. Phillip Frost, 4400 Biscayne Blvd., Suite 1500, Miami, FL 33137; Black Sheep, FLP and Frank Louis Jaksch Jr., 8 Garzoni Aisle, Irvine, CA 92606; Barry Honig, 595 South Federal Highway, Suite 600, Boca Raton, FL 33432; Margie Chassman, 445 West 23rd Street, Apt. 16E, New York, NY 10011; John Liviakis, 655 Redwood Highway, Suite 395, Mill Valley, CA 94945; and Michael Brauser, 595 South Federal Highway, Suite 600, Boca Raton, FL 33432.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and dispositive power. Shares of Common Stock issuable upon the conversion of stock options within the next 60 days are deemed to be converted and beneficially owned by the individual or group identified in the Aggregate Percentage Ownership column.
(3)

Held by Frost Gamma Investments Trust, of which Dr. Phillip Frost has voting and investment power, as the trustee. Dr. Frost is a shareholder and chairman of the board of Ladenburg Thalmann Financial Services, Inc. (NYSE:LTS), parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of common stock and warrant purchased by Frost Gamma Investments Trust were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(4)	Black Sheep, FLP is a family limited partnership the co-general partners of which are Frank L. Jaksch, Jr. and Tricia Jaksch and the sole limited partners of which are Frank L. Jaksch, Jr., Tricia Jaksch and the Jaksch Family Trust.
(5)	Includes 2,857,142 shares of common stock owned directly by Barry Honig and a further 2,321,428 shares of common stock owned by GRQ Consultants Inc Roth 401K FBO Renee Honig, for which Mr. Honig’s spouse holds voting and investment power.
(6)	Includes 85,646 stock options exercisable within 60 days.
(7)	Direct ownership through (i) Michael & Betsy Brauser TBE of 1,785,714 shares of common stock and 1,785,714 immediately exercisable warrant shares; and (ii) Betsy Brauser Third Amended Trust Agreement (beneficially owned by the spouse and disclaimed by Michael Brauser) of 357,142 shares of common stock and 357,142 immediately exercisable warrant shares. Indirect ownership through (i) Grander Holdings, Inc. 401K profit Sharing Plan (of which, Michael Brauser is a trustee) of 314,285 shares of common stock and 314,285 immediately exercisable warrant shares; (ii) Brauser 2010 GRAT (of which Michael Brauser is a trustee) of 342,857 shares of common stock and 342,857 immediately exercisable warrant shares; and (iii) BMB Holdings, LLLP (of which, Michael Brauser is the Manager of its General Partner) of 846,428 shares of common stock and 846,428 immediately exercisable warrant shares. Includes 16,875 stock options exercisable within 60 days.
(8)	Includes 72,208 stock options exercisable within 60 days.
(9)	Includes 164,083 stock options exercisable within 60 days.
(10)	Includes 189,917 stock options exercisable within 60 days. Does not include 2,053,995 shares beneficially owned by Margery Germain, who is Mr. Germain’s wife, as Mr. Germain does not share voting or dispositive control over those shares.
(11)	Indirect ownership through IVC Investors, LLLP (in which Glenn Halpryn has an interest) of 535,714 shares of common stock and 535,714 immediately exercisable warrant shares. Glenn Halpryn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. Includes 20,625 stock options exercisable within 60 days.
(12)	Includes 1,429,000 shares owned by the Jaksch Family Trust, beneficially owned by Frank L Jaksch Jr. because Mr. Jaksch Jr. has shared voting power for such shares. Includes 6,225,155 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch Jr. because he has shared voting power and shared dispositive power for such shares. Includes 726,875 stock options exercisable within 60 days.
(13)	Includes 485,417 stock options exercisable within 60 days.
(14)	Includes 4,182,140 immediately exercisable warrant shares and 1,761,646 stock options exercisable within 60 days.

Equity Compensation Plan Information

The following table provides information about the equity compensation plans of ChromaDex as of July 3, 2010:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	13,106,630	$1.49	4,597,898	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	13,106,630	$1.49	4,597,898	(1)

(1)	Pursuant to the Second Amended and Restated 2007 Plan, the maximum number of shares authorized for issuance under this plan is 20% of the shares of common stock of the Company issued and outstanding, as determined on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

At January 2, 2010 and January 3, 2009, we owed $1,178,206 to Frank L Jaksch Jr. and Mark Germain relating to unpaid compensation. Of the amount outstanding as of January 2, 2010, approximately $837,000 is owed to Mr. Jaksch and $341,000 is owed to Mr. Germain. The amounts owed are non-interest bearing. As of July 3, 2010, these sums have been repaid to Mr. Jaksch and Mr. Germain from proceeds of the May 2010 private placement transaction.

Director Independence

Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that each of Stephen Block, Reid Dabney, Hugh Dunkerley, Mark Germain, Michael H. Brauser and Glenn L. Halpryn has no material relationship with our Company and is independent within the independence requirements of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Frank L. Jaksch Jr. does not meet the aforementioned independence standards because he is the Chief Executive Officer of our Company.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, or our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have 150,000,000 shares of common stock, par value $0.001 per share. No shares of preferred stock are authorized. Our authorized shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

As of August 1, 2010, there were issued and outstanding:

•	60,111,040 shares of common stock, including 31,160,694 shares issued to investors in the May 2010 private placement or exercised under warrants issued to investors in the May 2010 private placement;

•

Warrants to purchase 23,057,622 shares of common stock with a weighted average exercise price of $0.42 per share, including (i) warrants to purchase 21,339,272 shares issued to investors in the May 2010 private placement at an exercise price of $0.21 per share and (ii) warrants to purchase 1,718,350 shares issued at an exercise price of $3.00 per share.

•

Options to purchase an aggregate of 13,106,630 shares of common stock, including (i) options to purchase 1,235,350 shares originally granted under the 2000 Non-Qualified Incentive Stock Option Plan with a weighted average exercise price of approximately $1.11 per share, (ii) options to purchase 11,871,280 shares granted under the Second Amended and Restated 2007 Equity Incentive Plan with a weighted average exercise price of $1.53 per share; and

Description of Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is traded on the OTC Bulletin Board under the symbol “CDXC.OB”. The transfer agent and registrar for our common stock is Island Stock Transfer. Its address is at 100 Second Avenue South, Suite 705S, Saint Petersburg, FL 33701, and its telephone number is 727-289-0010.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer at 100 Second Avenue South, Suite 7055, Saint Petersburg, FL 33701.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements appearing in this prospectus and in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHROMADEX CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

ChromaDex Corporation

We have audited the consolidated balance sheets of ChromaDex Corporation and Subsidiaries as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChromaDex Corporation and Subsidiaries as of January 2, 2010 and January 3, 2009, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of ChromaDex Corporation and Subsidiaries’ internal control over financial reporting as of January 2, 2010, included in Item 9A(T) – Controls and Procedures and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 31, 2010

ChromaDex Corporation and Subsidiaries

Consolidated Balance Sheets

January 2, 2010 and January 3, 2009

	2009	2008
Assets
Current Assets
Cash	$471,378	$1,125,504
Trade receivables, less allowance for doubtful accounts 2009 $16,000; 2008 $11,000	497,928	349,052
Inventories	922,760	711,584
Prepaid expenses and other assets	115,794	112,609

Total current assets	2,007,860	2,298,749

Leasehold Improvements and Equipment, net	1,203,431	1,294,062

Deposits and Other Noncurrent Assets
Deposits	32,227	44,981
Intangible assets, less accumulated amortization 2009 $916,785; 2008 $792,957	321,490	445,318

	353,717	490,299

	$3,565,008	$4,083,110

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$548,310	$444,337
Accrued expenses	270,250	338,056
Current maturities of capital lease obligations	28,430	78,472
Due to officers	1,178,206	1,178,206
Customer deposits and other	126,518	34,260

Total current liabilities	2,151,714	2,073,331

Capital lease obligations, less current maturities	45,868	74,293

Deferred rent	319,973	186,323

Stockholders’ Equity
Common stock, $.001 par value; authorized 50,000,000 shares; issued and outstanding 2009 and 2008 28,838,216 shares	28,838	28,838
Additional paid-in capital	9,126,141	8,920,283
Accumulated deficit	(8,107,526)	(7,199,958)

	1,047,453	1,749,163

	$3,565,008	$4,083,110

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations

Years Ended January 2, 2010 and January 3, 2009

	2009	2008
Sales	$5,777,865	$4,506,301
Cost of sales	3,736,435	3,274,800

Gross profit	2,041,430	1,231,501

Operating expenses:
Sales and marketing	829,969	720,519
General and administrative	2,104,193	2,574,985

	2,934,162	3,295,504

Operating loss	(892,732)	(2,064,003)

Nonoperating (income) expenses:
Interest expense	17,090	70,079
Interest income	(2,254)	(29,606)

	14,836	40,473

Net loss	$(907,568)	$(2,104,476)

Basic and Diluted loss per common share	$(0.03)	$(0.07)

Basic and Diluted average common shares outstanding	28,838,216	28,312,934

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Statement of Stockholders’ Equity

Years Ended January 2, 2010 and January 3, 2009

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, December 29, 2007	26,540,809	26,541	5,465,256	(5,095,482)	396,315
Issuance of common stock, net of offering costs of $458,827	3,512,202	3,512	4,284,243	—	4,287,755
Exercise of stock options	8,000	8	7,992	—	8,000
Share-based compensation	—	—	121,185	—	121,185
Repurchase and cancellation of Bayer Shares	(1,222,795)	(1,223)	(958,394)	—	(959,617)

Net loss	—	—	—	(2,104,476)	(2,104,476)
Balance, January 3, 2009	28,838,216	28,838	8,920,283	(7,199,958)	1,749,163
Share-based compensation	—	—	205,858	—	205,858
Net loss	—	—	—	(907,568)	(907,568)

Balance, January 2, 2010	28,838,216	28,838	9,126,141	(8,107,526)	1,047,453

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended January 2, 2010 and January 3, 2009

	2009	2008
Cash Flows from Operating Activities
Net loss	$(907,568)	$(2,104,476)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	270,672	256,293
Amortization of intangibles	123,828	119,987
Stock issued for services provided	—	22,669
Share-based compensation expense	205,858	121,185
Due to officers	—	10,384
Other	(554)	—
Changes in operating assets and liabilities:
Trade receivables	(148,876)	26,181
Inventories	(211,176)	(213,949)
Prepaid expenses and other assets	9,569	(33,350)
Accounts payable	103,973	(56,201)
Accrued expenses	(67,806)	(13,869)
Customer deposits and other	92,258	(83,709)
Deferred rent	133,650	27,484

Net cash (used in) operating activities	(396,172)	(1,921,371)

Cash Flows From Investing Activities
Purchases of leasehold improvements and equipment	(184,487)	(417,532)
Purchase of intangible assets	—	(78,275)
Other	5,000	—

Net cash (used in) investing activities	(179,487)	(495,807)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	—	4,265,086
Proceeds from exercise of options	—	8,000
Repurchase of common stock	—	(959,617)
Principal payments on capital leases	(78,467)	(74,572)

Net cash (used in) provided by financing activities	(78,467)	3,238,897

Net (decrease) increase in cash	(654,126)	821,719
Cash:
Beginning	1,125,504	303,785

Ending	$471,378	$1,125,504

Supplemental Disclosures of Cash Flow Information Cash payments for interest	$17,090	$70,079
Stock Issued for Services Provided	$—	$22,669

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: ChromaDex Corporation and its wholly owned subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc. (collectively the Company) create and supply botanical reference standards along with related phytochemical products and services. The Company’s main priority is to create industry-accepted information, and to provide products and services to every layer of the functional food, pharmaceutical, personal care and dietary supplement markets. The Company provides these services at various terms with terms of net 30 days the most common.

Significant accounting policies are as follows:

Principles of consolidation: The consolidated financial statements include the accounts of ChromaDex Corporation and its wholly owned subsidiaries, ChromaDex, Inc. and Chromadex Analytics, Inc. Intercompany transactions and balances have been eliminated in consolidation.

Accounting estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition: The Company recognizes sales and the related cost of goods sold at the time the merchandise is shipped to customers or service is performed, when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectability is reasonably assured.

Accounting Treatment of the Merger; Financial Statement Presentation: On June 20, 2008, ChromaDex, Inc. merged (the “Merger”) into a wholly owned subsidiary of Cody Resources, Inc. (“Cody”). The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) Cody’s historical accumulated deficit for periods prior to June 20, 2008, in the amount of $40,081, was eliminated against additional-paid-in-capital, and (2) the consolidated financial statements present the previously issued shares of common stock of Cody as having been issued pursuant to the Merger on June 20, 2008 and the shares of common stock of the Company issued to the former ChromaDex, Inc. stockholders in the Merger as having been outstanding since February, 2000, (the month when ChromaDex, Inc. first issued equity securities). No goodwill or other intangible asset was recorded as a result of the Merger.

Change in fiscal year ending: On June 20, 2008, in conjunction with the Merger, the Company changed its fiscal year end from November 30 to the Saturday closest to December 31. Since the capital transaction was accounted for as a reverse merger, the Company’s historical financial statements presented prior to the Merger are the historical financial statements of accounting acquirer, ChromaDex, Inc., whose fiscal year end was the Saturday closest to December 31. The fiscal years ended January 2, 2010 (referred to as 2009), which consisted of 52 weeks, and January 3, 2009 (referred to as 2008), which consisted of 53 weeks.

Cash concentration: The Company maintains substantially all of its cash in one bank account.

Trade accounts receivable: Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a periodic review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Inventories: Inventories are comprised of finished goods and are stated at the lower of cost, determined by the first-in, first-out method (FIFO) method, or market. The inventory on the balance sheet is recorded net of valuation allowances of $172,000 and $240,000 for the periods ended January 2, 2010 and January 3, 2009 respectively. Labor and overhead has been added to inventory that was manufactured or characterized by the Company.

Intangible assets: Intangible assets consist of licensing costs and are amortized on the straight-line method over the contract life of 10 years.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Leasehold improvements and equipment: Leasehold improvements and equipment are carried at cost and depreciated on the straight-line method over the lesser of the estimated useful life of each asset or lease term. Leasehold improvements and equipment are comprised of laboratory equipment, furniture and fixtures, and computer equipment. Useful lives range from 3 to 10 years. Depreciation on equipment under capital lease is included with depreciation on owned assets.

Customer deposits: Customer deposits represent cash received from customers in advance of product shipment or delivery of services.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which include a federal tax return, California state tax return, Colorado state tax return, and Arizona state tax return. Open tax years for these jurisdictions are 2006 to 2008, which statutes expire in 2010 to 2012, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in general and administrative expenses in the statements of operations. As of January 2, 2010, the Company has no liability for unrecognized tax benefits.

Share based compensation: The Company has two stock option plans under which the Board of Directors may grant stock options to employees. The Company accounts for the plans under the recognition and measurement provisions of Accounting Standards Codification (ASC) Topic 718 Compensation – Stock Compensation. The standard requires entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award.

The Company recognizes compensation expense under Topic 718 over the requisite service period using the straight-line method. Compensation expense for options with performance conditions is recognized only for those options expected to vest.

Financial instruments: The Company follows the provisions of ASC 820-10, Fair Value Measurements which defines fair values, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company’s financial instruments include accounts receivable, accounts payable and capital leases. The fair values of all financial instruments were not materially different from their carrying values.

New accounting pronouncements: In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC as of July 5, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

On January 4, 2009, the Company adopted a provision of Topic ASC 350 Goodwill and Others issued by the FASB related to accounting for defensive intangible assets. ASC 350-30-25 provides guidance on the treatment of acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. The adoption of this standard did not have an effect on the Company’s financial position, results of operations or cash flows.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

On January 4, 2009, the Company adopted a provision of Topic ASC 815-40 Derivatives and Hedging issued by the FASB that establishes guidance for determining whether an instrument (or embedded feature) is indexed to the entity’s own stock. ASC 815-40 provides a two step approach for determining whether an equity-linked financial instrument (or an embedded feature) is indexed to an entity’s own stock. The adoption of this standard did not have an effect on the Company’s financial position, results of operations or cash flows.

On January 4, 2009, the Company adopted a new accounting standard issued by the FASB that establishes guidance for the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this standard did not have an effect on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued a new accounting standard which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This standard was effective for fiscal years beginning after November 15, 2007 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements. In November 2007, the FASB provided a one year deferral for the implementation of this standard for other nonfinancial assets and liabilities. The Company adopted this standard for financial assets and liabilities effective December 30, 2007 and for non-financial assets and liabilities effective January 4, 2009. The adoption of this standard did not have an effect on the Company’s financial position, results of operations or cash flows for either period.

Reclassifications: Certain prior year balances have been reclassified to conform to the 2009 presentation.

Note 2. Earnings Per Share

Potentially dilutive common shares consist of the incremental common shares issuable upon the exercise of common stock options and warrants for all periods. For all periods ended January 2, 2010 and January 3, 2009, the basic and diluted shares reported are equal because the common share equivalents are anti-dilutive due to the Company’s net losses. Below is a tabulation of the potentially dilutive securities for the periods ended January 2, 2010 and January 3, 2009.

	Years Ended
	2009	2008
Basic average common shares outstanding	28,838,216	28,312,934
Warrants and options in the money, net	—	246,813

Weighted average common shares outstanding assuming dilution	28,838,216	28,559,747

Note 3. Intangible Assets

Intangible assets consisted of the following:

	2009		2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
License agreements	$1,238,275	$916,785	$1,238,275	$792,957

Amortization expense on amortizable intangible assets included in the consolidated statement of operations for the year ended January 2, 2010 and January 3, 2009 was $123,828 and $119,987, respectively.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Estimated aggregate amortization expense for each of the next five years is as follows:

Years ending December:
2010	71,328
2011	65,858
2012	43,828
2013	43,828
2014	43,828
Thereafter	52,820

$321,490

Note 4. Leasehold Improvements and Equipment

Leasehold improvements and equipment consisted of the following:

	2009	2008
Laboratory equipment	$2,063,860	$2,055,101
Leasehold improvements	332,702	140,022
Computer equipment	208,499	205,933
Furniture and fixtures	15,308	15,308
Office equipment	3,445	3,445
Construction in progress	86,031	111,465

	2,709,845	2,531,274
Less accumulated depreciation	1,506,414	1,237,212

	$1,203,431	$1,294,062

Note 5. Capitalized Lease Obligations

The Company leases equipment under capitalized lease obligations with a total cost of $127,920 and $325,467 and accumulated amortization of $34,866 and $138,137 as of January 2, 2010 and January 3, 2009, respectively.

Minimum future lease payments under capital leases as of January 2, 2010, are as follows:

Year ending December:
2010	$38,519
2011	38,519
2012	13,292

Total minimum lease payments	90,330
Less amount representing interest	16,032

Present value of net minimum lease payments	74,298
Less current portion	28,430

Long-term obligations under capital leases	$45,868

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Interest expense related to capital leases was $17,090 and $27,005 for the years ended January 2, 2010 and January 3, 2009, respectively.

Note 6. Accrued Expenses

Accrued expenses consisted of:

	2009	2008
Salaries and vacation	$128,156	$122,711
Professional services	77,155	156,624
Other	64,939	58,721

	$270,250	$338,056

Note 7. Income Taxes

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate of 34% for 2009 and 2008 compared to the Company’s income tax expense for the years ended January 2, 2010 and January 3, 2009 is as follows:

	2009	2008
Income tax expense (benefit) at statutory rate	$(308,000)	$(716,000)
(Increase) decrease resulting from:
State income taxes, net of federal tax effect	(49,000)	(111,000)
Nondeductible expenses	24,000	15,000
Change in valuation allowance	369,000	812,000
Other	(36,000)	—

	$—	$—

The deferred income tax assets and liabilities consisted of the following components as of January 2, 2010 and January 3, 2009:

	2009	2008
Deferred tax assets:
Net operating loss carryforward	$2,413,000	$2,096,000
Inventory reserve	68,000	94,000
Allowance for doubtful accounts	6,000	11,000
Accrued expenses	490,000	485,000
Intangibles	71,000	73,000
Deferred rent	38,000	—

	3,086,000	2,759,000
Less valuation allowance	2,970,000	2,601,000

	116,000	158,000

Deferred tax liabilities:
Property and equipment	(100,000)	(134,000)
Prepaid expenses	(16,000)	(24,000)

	(116,000)	(158,000)

	$—	$—

The Company has tax net operating loss carryforwards available to offset future federal taxable income and future state taxable income of approximately $5,620,000 and $5,090,000, respectively which expire through December 31, 2025 and 2026, respectively.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 8. Share-based Compensation and Warrants

Stock option plan: At the discretion of management and with approval of the Board of Directors, the Company may grant options to purchase the Company’s common stock to certain individuals from time to time. Management and the Board of Directors determine the exercise price, vesting periods and expiration dates at the time of grant. Expiration dates are not to exceed 10 years. The Company under its 2007 option plan is authorized to issue stock options that total no more than 4,000,000 shares or 10% of the outstanding amount whichever is greater and was authorized to issue stock options that totaled no more than 2,198,490 under its 2000 option plan. Beginning in 2007, options were no longer issuable under the 2000 option plan. The remaining amount available for issuance under the 2007 option plan totaled 982,712 at January 2, 2010. The option awards generally vest ratably over a five-year period following grant date after a passage of time.

The Company recognized share-based compensation expense of $205,858 and $121,185 in general and administrative expenses in the statement of operations for the years ended January 2, 2010 and January 3, 2009.

The fair value of the Company’s stock options was estimated at the date of grant using the Black-Scholes based option valuation model. The table below outlines the weighted average assumptions for options granted during the years ended January 2, 2010 and January 3, 2009.

Year Ended December	2009	2008
Volatility	29.97%	26.75%
Expected dividends	0.00%	0.00%
Expected term	6.0 years	6.1 years
Risk-free rate	2.27%	3.12%

The Company calculated expected volatility from the volatility of publicly held companies in similar industries, as the Company’s historical volatility of the Company’s common stock does not cover the period equal to the expected life of the options. The dividend yield assumption is based on the Company’s history and expectation on future dividend payouts on the common stock. The risk-free interest rate is based on the implied yield available on U.S. treasury zero-coupon issues with an equivalent remaining term. The Company used the simplified method for estimating the expected term of the options. The expected term of the options represents the estimated period of time until exercise and is based on historical experience of awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

The following table summarizes options activity at January 2, 2010 and changes during the year then ended:

		Weighted Average
	Number of Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 3, 2009	3,324,307	$1.35
Options Granted	929,301	0.87
Options Exercised	—	—
Options Forfeited	(113,182)	1.24

Outstanding at January 2, 2010	4,140,426	$1.25	7.57	—

Exercisable at January 2, 2010	1,929,948	$1.24	6.51	—

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of January 2, 2010, the aggregate intrinsic value of outstanding options was $0, as the exercise prices for all outstanding options were higher than the Company’s closing stock price of $0.44. No options were exercised during the year ended January 2, 2010. There were 8,000 options exercised during the year ended January 3, 2009, with an intrinsic value of $400.

As of January 2, 2010, there was $473,122 of total unrecognized compensation expense related to nonvested share based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted average period of 2.60 years as of January 2, 2010. The weighted average fair value of options granted during the years ended January 2, 2010, and January 3, 2009 was $.12, and $.38 respectively. The realized tax benefit from stock options for the years ended January 2, 2010, and January 3, 2009 was $0, based on the Company’s election of the “with and without” approach. The fair value of the options that vested during the years ended January 2, 2010 and January 3, 2009 was $329,002 and $11,724, respectively.

Warrants: During the fiscal year ended at January 3, 2009, the Company granted warrants as a part of private placement equity offering using New Castle Financial Services, Inc. From March 7, 2008 to July 29, 2008, the company granted 1,718,350 warrants to investors to purchase the Company common stock at $3.00 per share. The Company has the right to call these warrants at $4.50 per share.

In addition, the Company also granted warrants to the placement agent, New Castle Financial Services, Inc. in exchange for part of their services as a placement agent during the fiscal year ended at January 3, 2009. On August 7, 2008, the Company granted 336,390 warrants to New Castle Financial Services, Inc. to purchase the Company common stock at $1.36 per share.

The fair value of these warrants was estimated at the date of grant using the Black-Scholes based option valuation model. The warrants were valued at $1,224,575 and recorded by the Company in additional paid-in capital. The table below outlines the weighted average assumptions for warrants granted during the fiscal year ended January 3, 2009.

Summary of Significant Assumptions	January 3, 2009
Expected Term	5.00
Expected Volatility	22.02%
Expected Dividends	0.00%
Risk Free Rate of Return	2.84%

The expected volatility is based on an average of comparable public companies.

At January 2, 2010, the following warrants were outstanding and exercisable:

Warrants granted in connection with:	Weighted Average Exercise Prices	Number Outstanding And Exercisable At January 2, 2010	Weighted Average Remaining Life
Placement Agent (New Castle)	$1.36	336,390	3.59
private placement Equity Offering	$3.00	1,718,350	3.30

	$2.73	2,054,740	3.35

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 9. Stock Issuances and Redemptions

During the year ended January 3, 2009, the Company received net capital contributions from third party investors through a private placement offering of $4,215,086 in exchange for issuing 3,436,700 shares of common stock. The private placement equity offering, using New Castle Financial Services, Inc. as the placement agent for a significant portion of the offering, has been concluded. The total offering was for 3,436,700 shares at $1.36 per share for a net total of $4,215,086 with $4,116,085 attributable to investors from New Castle. Investors who purchased these shares received one warrant to purchase an additional share of the Company common stock at $3.00 for every two shares of Company common stock they purchased. The Company has the right to call these warrants at $4.50 per share. The total number of warrants issued under this private placement was 1,718,350. New Castle Financial Services, Inc., in exchange for their services as a placement agent received 10% of the cash proceeds from investors who invested in the offering through New Castle and also received a warrant to purchase one share at $1.36 for every ten shares subscribed under the offering through New Castle. This warrant was issued to New Castle upon the completion of their services in conjunction with the private placement.

Additionally, during the year ended January 3, 2009, the Company sold 50,000 shares for $50,000 to one of its stockholders. The Company also issued 25,502 shares in exchange for outstanding legal billings of $22,669 incurred in prior years.

On June 18, 2008, prior to the Merger, ChromaDex, Inc. repurchased 1,222,795 shares from Bayer AG. In conjunction with this repurchase, ChromaDex, Inc issued a non-interest bearing note to Bayer AG. This note was due December 31, 2008 in the amount of $1,002,691. The note was discounted based on an interest rate of 8.00% for a discount of $43,074 and the note was recorded at a discounted value of $959,617. This note was repaid on December 18, 2008. The repurchased shares were cancelled on June 18, 2008.

Note 10. Lease Commitments

The Company leases its office and research facilities in California and Colorado under operating lease agreements that expire at various dates from April 2010 through April 2016. Monthly lease payments range from $1,029 per month to $19,657 per month, and minimum lease payments escalate during the terms of the leases. Generally accepted accounting principles require total minimum lease payments to be recognized as rent expense on a straight-line basis over the term of the lease. The excess of such expense over amounts required to be paid under the lease agreement is carried as a noncurrent liability on the Company’s consolidated balance sheet.

Minimum future rental payments under all of the leases are as follows:

Fiscal years ending:
2010	$445,614
2011	444,592
2012	459,638
2013	474,908
2014	270,800
Thereafter	372,811

$2,468,363

Rent expense was $509,725, and $416,612 for the years ended January 2, 2010 and January 3, 2009, respectively.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 11. Related Party Transactions

At January 2, 2010 and January 3, 2009, the Company owed $1,178,206 for both dates, to two officers relating to unpaid compensation. The amounts owed to officers are unsecured, non-interest bearing, and payable on demand.

Note 12. Litigation

From time to time the Company has and expects to have claims and pending legal proceedings that generally involve product liability, professional service and employment issues. These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. In the opinion of management, such proceedings are substantially covered by insurance and/or are without merit, and the ultimate disposition of such proceedings is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 13. Business Segmentation and Geographical Distribution

Revenue from international sources approximated $1,477,000 and $1,424,000 for the years ended January 2, 2010 and January 3, 2009, respectively. International sources which the Company generates revenue include Europe, North America, South America, Asia, and Oceania.

The Company’s operations comprise a single business segment and all of the Company’s long-lived assets are located within the United States.

Note 14. Management’s Plans for Operations

The Company has incurred a loss from operations of $892,732 and a net loss of $907,568 for the year ended January 2, 2010, and a net loss of $2,104,476 for the year ended January 3, 2009. The loss for the year ended January 2, 2010 reflects costs related to increased service capacity as well as related to reporting, legal, accounting and compliance associated with being a public reporting entity. The Company expects to incur significant future costs associated with being a public reporting entity. The loss for the year ended January 3, 2009 largely reflects one-time legal and accounting costs associated with the Merger and subsequent costs associated with becoming a public reporting entity. The legal and accounting one-time costs for the year ended January 3, 2009 were approximately $640,000. In addition, management has invested heavily in additional personnel and selling expenses over the past two years to implement its business plan. This has resulted in higher direct labor, indirect overhead, selling, and advertising expenses versus prior years. Management has also implemented additional strategic operational structure changes, which it believes, will allow the Company to achieve profitability with future growth without incurring significant additional overhead costs. Management’s anticipation of future growth is largely related to the Food and Drug Administration’s (FDA’s) guideline releases in the dietary supplement industry and the market’s trend towards green chemistry in the food and cosmetic sector. The Company has implemented a comprehensive marketing plan design targeted on leveraging its capabilities concurrent with the FDA’s releases. The Company has also expanded its marketing plan to target the pharmaceutical, cosmetic and food sectors to support the reference standards, analytical services and discovery libraries product lines.

The company’s net cash used in operating activities was approximately $396,000 for the year ended in January 2, 2010, which was significantly less than approximately $1,921,000 for the year ended in January 3, 2009. Achieving growth without incurring significant additional overhead costs coupled with one-time legal and accounting costs for the year ended January 3, 2009 contributed to this significant decrease in net cash used. As mentioned earlier, the Management believes the implemented strategic operational structure changes will allow the Company to achieve profitability through future sales growth without incurring significant additional overhead costs. This was evidenced by the company’s net decrease in cash for the 6 month period ended January 2, 2010 being approximately $135,000.

The Company believes its current cash on hand and the cash provided by current operations will be sufficient to implement our current business plan through the June, 2011. However, if the Company determines that it needs additional financing to further enable its long-term strategic objectives, there can be no assurance that it will be available on terms favorable to it or at all. If adequate financing is not available, the Company may have to delay, postpone or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital throughout 2010. The inability to raise additional financing may have a material adverse effect on the future performance of the Company.

ChromaDex Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

July 3, 2010 and January 2, 2010

	July 3, 2010	January 2, 2010
Assets
Current Assets
Cash	$3,381,744	$471,378
Trade receivables, net	845,610	497,928
Inventories	1,164,657	922,760
Prepaid expenses and other assets	251,527	115,794

Total current assets	5,643,538	2,007,860

Leasehold Improvements and Equipment, net	1,395,917	1,203,431

Deposits and Other Noncurrent Assets
Deposits	32,227	32,227
Intangible assets, net	315,019	321,490

	347,246	353,717

	$7,386,701	$3,565,008

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$786,942	$548,310
Accrued expenses	326,302	270,250
Current maturities of capital lease obligations	73,268	28,430
Due to officers	—	1,178,206
Customer deposits and other	71,455	126,518

Total current liabilities	1,257,967	2,151,714

Capital lease obligations, less current maturities	238,735	45,868

Deferred rent	312,001	319,973

Stockholders’ Equity
Common stock, $.001 par value; authorized 150,000,000 shares; issued and outstanding July 3, 2010 60,111,040 shares; January 2, 2010 28,838,216 shares	60,111	28,838
Additional paid-in capital	13,895,200	9,126,141
Accumulated deficit	(8,377,313)	(8,107,526)

	5,577,998	1,047,453

	$7,386,701	$3,565,008

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

For the Three Month Periods ended

	Three Months Ended
	July 3, 2010	July 4, 2009
Sales	$2,033,861	$1,342,716
Cost of sales	1,258,172	865,071

Gross profit	775,689	477,645

Operating expenses:
Sales and marketing	228,351	219,596
General and administrative	840,538	544,964

	1,068,889	764,560

Operating loss	(293,200)	(286,915)

Nonoperating (income) expenses:
Interest expense	10,726	4,602
Interest income	(397)	(417)

	10,329	4,185

Net loss	$(303,529)	$(291,100)

Basic and Diluted loss per common share	$(0.01)	$(0.01)

Basic and Diluted average common shares outstanding	43,623,403	28,838,216

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

For the Six Month Periods ended

	Six Months Ended
	July 3, 2010	July 4, 2009
Sales	$3,971,453	$2,789,843
Cost of sales	2,377,791	1,844,125

Gross profit	1,593,662	945,718

Operating expenses:
Sales and marketing	452,970	441,218
General and administrative	1,394,571	1,111,608

	1,847,541	1,552,826

Operating loss	(253,879)	(607,108)

Nonoperating (income) expenses:
Interest expense	16,425	9,847
Interest income	(517)	(2,013)

	15,908	7,834

Net loss	$(269,787)	$(614,942)

Basic and Diluted loss per common share	$(0.01)	$(0.02)

Basic and Diluted average common shares outstanding	36,230,810	28,838,216

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Statement of Stockholders’ Equity (Unaudited)

Six months ended July 3, 2010

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

	Shares	Amount
Balance, January 2, 2010	28,838,216	28,838	9,126,141	(8,107,526)	1,047,453
Share-based compensation	—	—	51,599	—	51,599
Net income	—	—	—	33,742	33,742

Balance, April 3, 2010	28,838,216	28,838	9,177,740	(8,073,784)	1,132,794
Share-based compensation	—	—	230,858	—	230,858
Issuance of common stock, net of offering costs of $188,372	26,249,983	26,250	3,460,376	—	3,486,626
Exercise of warrants	5,022,841	5,023	1,026,226	—	1,031,249
Net loss	—	—	—	(303,529)	(303,529)

Balance, July 3, 2010	60,111,040	60,111	13,895,200	(8,377,313)	5,577,998

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

For the Six Month Periods ended

	Six Months Ended
	July 3, 2010	July 4, 2009
Cash Flows from Operating Activities
Net loss	$(269,787)	$(614,942)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	151,920	136,257
Amortization of intangibles	36,471	61,914
Share-based compensation expense	282,457	97,792
Changes in operating assets and liabilities:
Trade receivables	(347,682)	(69,607)
Inventories	(241,897)	(136,841)
Prepaid expenses and other assets	(135,733)	53,107
Accounts payable	238,632	41,966
Accrued expenses	56,052	(44,279)
Customer deposits and other	(55,063)	29,400
Deferred rent	(7,972)	(12,442)
Due to officers	(1,178,206)	—

Net cash (used in) operating activities	(1,470,808)	(457,675)

Cash Flows From Investing Activities
Purchases of leasehold improvements and equipment	(79,448)	(25,324)
Purchase of intangible assets	(30,000)	—
Proceeds from return of purchased equipment	—	5,000

Net cash (used in) investing activities	(109,448)	(20,324)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	3,486,626	—
Proceeds from exercise of warrants	1,031,249	—
Principal payments on capital leases	(27,253)	(40,930)

Net cash provided by (used in) financing activities	4,490,622	(40,930)

Net increase (decrease) in cash	2,910,366	(518,929)
Cash:
Beginning	471,378	1,125,504

Ending	$3,381,744	$606,575

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$16,425	$9,847
Supplemental Schedule of Noncash Investing Activity
Capital lease obligation incurred for the purchase of equipment	$264,958	$—

See Notes to Consolidated Financial Statements.

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Interim Financial Statements

The accompanying financial statements of ChromaDex Corporation and its wholly owned subsidiaries, ChromaDex, Inc. and ChromaDex Analytics, Inc. (the “Company”) include all adjustments, consisting of normal recurring adjustments and accruals, that in the opinion of the management of the Company are necessary for a fair presentation of our financial position as of July 3, 2010 and results of operations and cash flows for the three and six months ended July 3, 2010 and July 4, 2009. These unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended January 2, 2010 appearing in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2010 and as amended by the Form 10-K/A filed with the Commission on April 30, 2010. Operating results for the six months ended July 3, 2010 are not necessarily indicative of the results to be achieved for the full year ending on January 1, 2011. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Note 2. Nature of Business and Significant Accounting Policies

Nature of business: The Company creates and supplies botanical reference standards along with related phytochemical products and services. The Company’s main priority is to create industry-accepted information, and to provide products and services to every layer of the functional food, pharmaceutical, personal care and dietary supplement markets. The Company provides these services at various terms with payment terms of primarily net 30 days.

Basis of presentation: The financial statements and accompanying notes have been prepared on a consolidated basis and reflect the consolidated financial position of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated from these financial statements. The Company’s fiscal year ends on the Saturday closest to December 31 and the Company’s normal fiscal quarters end on the Saturday 13 weeks after the last fiscal year end or fiscal quarter end. Every fifth or sixth fiscal year, the inclusion of an extra week occurs due to the Company’s floating year-end date. The fiscal year 2014 will include 53 weeks instead of the normal 52 weeks.

Earnings per share: Potentially dilutive common shares consist of the incremental common shares issuable upon the exercise of common stock options and warrants for all periods. Below is a tabulation of the potentially dilutive securities for the periods ended July 3, 2010 and July 4, 2009.

	Three Months Ending		Six Months Ending
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Basic average common shares outstanding	43,623,403	28,838,216	36,230,810	28,838,216
Warrants and options in the money, net	18,967,838	—	17,250,610	—

Weighted average common shares outstanding assuming dilution	62,591,241	28,838,216	53,481,420	28,838,216

Note 3. Leasehold Improvements and Equipment

Leasehold improvements and equipment consisted of the following:

	July 3, 2010	January 2, 2010
Laboratory equipment	$2,384,248	$2,063,860
Leasehold improvements	340,990	332,702
Computer equipment	213,322	208,499
Furniture and fixtures	15,308	15,308
Office equipment	3,445	3,445
Construction in progress	96,938	86,031

	3,054,251	2,709,845
Less accumulated depreciation	1,658,334	1,506,414

	$1,395,917	$1,203,431

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

Note 4. Stock Issuance

On April 22, 2010, the Company entered into a subscription agreement (the “Subscription Agreement”) with certain investors (the “Subscribers”). Under the terms of the Subscription Agreement, the Company has issued and sold to the Subscribers, in a private placement transaction (the “Private Placement”), an aggregate of 26,249,983 newly issued shares (the “Private Placement Shares”) of the Company’s common stock for an aggregate purchase price of $3,674,998 or $0.14 per share. During the three months ended July 3, 2010, the Company received net capital contributions of $3,486,626 through this offering. The Company has also issued to each Subscriber an immediately exercisable warrant (collectively, the “Warrants”) to purchase the Company’s common stock in an amount equal to the number of Private Placement Shares purchased by such Subscriber at an exercise price of $0.21 per share. As of July 3, 2010, 4,910,711 of these Warrants have been exercised and the Company received additional proceeds of $1,031,249 from exercise of these Warrants. More information regarding this Subscription Agreement is set forth in a Current Report on Form 8-K filed with the Commission on April 26, 2010.

Additionally, during the three months ended July 3, 2010, the Company issued 112,130 shares of common stock to Brookville Capital Partners for exercise of their warrants. Brookville Capital Partners, formerly known as New Castle Financial Services, elected a cashless exercise pursuant to the provisions of the warrants and received 112,130 shares of common stock for $0 in cash payment in lieu of 336,390 shares with a cash payment of $1.36 per share. These warrants were issued during the year ended January 3, 2009 as part of New Castle’s services as a placement agent in conjunction with the private placement concluded during the year ended January 3, 2009.

Note 5. Share-based Compensation and Warrants

Stock option plan: At the discretion of management and with approval of the Board of Directors, the Company may grant options to purchase the Company’s common stock to certain individuals from time to time. Management and the Board of Directors determine the exercise price, vesting periods and expiration dates at the time of grant. Expiration dates are not to exceed 10 years. The Company, under its Second Amended and Restated 2007 option plan, is authorized to issue stock options that total no more than 20% of the shares of common stock of the Company issued and outstanding as determined on a fully diluted basis. Beginning in 2007, options were no longer issuable under the 2000 option plan. The remaining amount available for issuance under the Second Amended and Restated 2007 option plan totaled 4,597,898 at July 3, 2010. The option awards generally vest ratably over a four-year period following grant date after a passage of time.

The Company recognized share-based compensation expense of $230,858 and $282,457 in general and administrative expenses in the statement of operations for the three and six months ended July 3, 2010, respectively. The Company recognized $50,830 and $97,792 in share-based compensation expense for the comparable periods in 2009.

The fair value of the Company’s stock options was estimated at the date of grant using the Black-Scholes based option valuation model. The table below outlines the weighted average assumptions for options granted during the six months ended July 3, 2010.

Six Months Ended July 3, 2010	2010
Volatility	32.06%
Expected dividends	0.00%
Expected term	5.0 years
Risk-free rate	1.99%

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

The Company calculated expected volatility from the volatility of publicly held companies in similar industries, as the Company’s historical volatility of the Company’s common stock does not cover the period equal to the expected life of the options. The dividend yield assumption is based on the Company’s history and expectation on future dividend payouts on the common stock. The risk-free interest rate is based on the implied yield available on U.S. treasury zero-coupon issues with an equivalent remaining term. The Company used the simplified method for estimating the expected term of the options. The expected term of the options represents the estimated period of time until exercise and is based on historical experience of awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

The following table summarizes options activity for the six months ended July 3, 2010.

		Weighted Average
	Number of Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 2, 2010	4,140,426	$1.25
Options Granted	9,018,546	1.60
Options Exercised	—	—
Options Forfeited	(52,342)	1.07

Outstanding at July 3, 2010	13,106,630	$1.49	7.83	$1,030,350

Exercisable at July 3, 2010	2,341,944	$1.22	6.41	$656,650

The aggregate intrinsic values in the table above are before income taxes, based on the Company’s closing stock price of $1.50 on the last day of business for the period ended July 3, 2010.

As of July 3, 2010, there was $3,924,623 of total unrecognized compensation expense related to nonvested share based compensation arrangements granted under the plans. The majority of the expense is related to the options issued pursuant to the Private Placement. That cost is expected to be recognized over a weighted average period of 2.54 years as of July 3, 2010. The weighted average fair value of options granted during the six months ended July 3, 2010, was $.43. The realized tax benefit from stock options for the six months ended July 3, 2010 was $0, based on the Company’s election of the “with and without” approach. The fair value of the options that vested during the six months ended July 3, 2010 was approximately $108,138.

Warrants: On May 20, 2010, the Company issued immediately exercisable Warrants to certain investors pursuant to the Subscription Agreement entered into by the Company on April 22, 2010. The company issued an aggregate of 26,249,983 Warrants to investors to purchase the Company common stock at $0.21 per share. The fair value of these Warrants was estimated, at the date of grant, using the Black-Scholes based option valuation model. The Warrants were valued at $31,282,105. As of July 3, 2010, 4,910,711 of these Warrants have been exercised and the Company received proceeds of $1,031,249 from exercise of these Warrants.

The table below outlines the assumptions for Warrants granted on May 20, 2010.

Summary of Significant Assumptions	May 20, 2010
Expected Term	1.50
Expected Volatility	35.45%
Expected Dividends	0.00%
Risk Free Rate of Return	0.55%

ChromaDex Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)—(Continued)

On May 10, 2010, Brookville Capital Partners, formerly known as New Castle Financial Services, exercised outstanding warrants and the Company issued 112,130 shares of common stock. Brookville Capital Partners elected a cashless exercise pursuant to the provisions of the warrants and received 112,130 shares of common stock for $0 in cash payment in lieu of 336,390 shares with a cash payment of $1.36 per share. These warrants were issued during the year ended January 3, 2009 as part of New Castle’s services as a placement agent in conjunction with the private placement concluded during the year ended January 3, 2009.

At July 3, 2010, the following warrants were outstanding and exercisable:

Warrants granted in connection with:	Weighted Average Exercise Prices	Number Outstanding And Exercisable At July 3, 2010	Weighted Average Remaining Expected Life
2008 Private Placement Equity Offering	$3.00	1,718,350	2.80
2010 Private Placement Equity Offering	$0.21	21,339,272	1.38

	$0.42	23,057,622	1.49

Note 6. Management’s Plans for Continuing Operations

The Company has incurred a net loss of $269,787 for the six month period ended July 3, 2010, and a net loss of $614,942 for the six month period ended July 4, 2009. The decrease in loss for the six month period year-over-year is due to an increase in sales coupled with a decrease in labor and a decrease in overhead costs as a percentage of sales. The Company expects that as sales continue to grow, labor and overhead costs as a percentage of sales will continue to decrease as future growth in Net Sales will likely require lower direct labor and variable overhead costs. Management’s anticipation of future growth is largely related to the Food and Drug Administration’s (FDA’s) guideline releases in the dietary supplement industry and the market’s trend towards green chemistry in the food and cosmetic sector. The Company has implemented a comprehensive marketing plan design targeted on leveraging its capabilities concurrent with the FDA’s guideline releases. The Company has also expanded its marketing plan to target the pharmaceutical and cosmetic sectors to support the reference standards, analytical services and discovery libraries product lines. In addition, the Company’s new line of bulk raw food grade material is expected to contribute to the Net Sales growth, but at a lower gross margin.

On April 22, 2010, the Company entered into the Subscription Agreement with the Subscribers. Under the terms of the Subscription Agreement, the Company has issued and sold to the Subscribers an aggregate of 26,249,983 newly issued shares of the Company’s common stock for an aggregate purchase price of $3,674,998 or $0.14 per share. During the three months ended July 3, 2010, the Company received net capital contributions of $3,486,626 through this offering. The Company has also issued to each Subscriber immediately exercisable Warrants to purchase the Company’s common stock in an amount equal to the number of Private Placement Shares purchased by such Subscriber at an exercise price of $0.21 per share. As of July 3, 2010, 4,910,711 of these Warrants have been exercised and the Company received additional proceeds of $1,031,249 from exercise of these Warrants. Assuming the full exercise of the outstanding Warrants for cash, the Company would receive additional proceeds of $4,481,247, for an aggregate of $9,187,494 in gross proceeds (or $8,999,122 in net proceeds) from the purchase of the Private Placement Shares and the exercise of all warrants issued in connection with the May 2010 private placement. There is no guarantee that the Subscribers will exercise any of the outstanding Warrants for cash and that the Company will receive any proceeds from any of the outstanding Warrants until they are exercised for cash. The Company believes that this capital raise and anticipated proceeds from exercise of outstanding Warrants will be sufficient to implement its current business plan through December, 2011. However, if the Company determines that it needs additional financing to further enable its long-term strategic objectives, there can be no assurance that it will be available on terms favorable to it or at all. If adequate financing is not available, the Company may have to delay, postpone or terminate product and service expansion and curtail general and administrative operations in order to maintain sufficient operating capital after December, 2011. The inability to raise additional financing may have a material adverse effect on the future performance of the Company.

ChromaDex Corporation

PROSPECTUS

Up to 12,457,422 shares of

Common Stock, par value $0.001 per share

                     , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$1,225.74
Legal Fees	35,000
Accounting Fees	15,000
Miscellaneous Fees and Expenses	3,000

Total	$54,225.74

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware Law General Corporation, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

The Company may from time to time be subject to Section 2115 of the California Corporations Code, or the California Code, according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Company. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation and the indemnification provision included in our bylaws are consistent with the Delaware Law Sections 102(b)(7) and 145, and California Code Section 317. The Company has purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

On April 22, 2010, we entered into a Subscription Agreement with certain investors, or the Subscribers. On May 20, 2010 we issued to the Subscribers in a private placement transaction (i) an aggregate of 26,249,983 shares of our common stock for an aggregate purchase price of $3,674,997.62, or $0.14 per share and (ii) warrants, which were immediately exercisable, to purchase our common stock equal to the number of shares purchased by such Subscriber, at an exercise price of $0.21 per share. These securities were sold in a private placement that was not registered under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(2) of such Act and Rule 506 promulgated thereunder. The bases for claiming such exemptions include, among other factors, the representations by the Subscribers to us as to their status as “accredited investors.”

On November 29, 2009, we entered into a subscription agreement with Jinke Group (Hong Kong) Ltd, or Jinke. Under the terms of such agreement, Jinke agree to purchase from us in a private placement transaction an aggregate of 1,916,811 shares of our common stock at a purchase price of $0.5217 per share. As part of the transaction, we also agreed to issue to Jinke a warrant to purchase 1,333,334 shares of our common stock at an exercise price of $0.80 per share, subject to additional terms in the related subscription agreement. Effective June 4, 2010, we terminated the proposed transaction as a result of Jinke failing to make timely payment by the two agreed closing dates in compliance with the terms of the related subscription agreement. No shares of common stock or warrants were issued to Jinke by us under the related subscription agreement.

During the year ended January 3, 2009, the Company received net capital contributions from third party investors through a private placement offering of $4,215,086 in exchange for issuing 3,436,700 shares of common stock. The Company used New Castle Financial Services, Inc. as the placement agent for a significant portion of the offering. The total offering was for 3,436,700 shares at $1.36 per share for a net total of $4,215,086 with $4,116,085 attributable to investors from New Castle. Investors who purchased these shares received one warrant to purchase an additional share of the Company common stock at $3.00 for every two shares of Company common stock they purchased. The Company has the right to call these warrants at $4.50 per share. The total number of warrants issued under this private placement was 1,718,350. New Castle Financial Services, Inc., in exchange for their services as a placement agent received 10% of the cash proceeds from investors who invested in the offering through New Castle and also received a warrant to purchase one share at $1.36 for every ten shares subscribed under the offering through New Castle. This warrant was issued to New Castle upon the completion of their services in conjunction with the private placement. Additionally, the Company sold 50,000 shares for $50,000 to one of its stockholders. The company also issued 25,502 shares in exchange for outstanding legal billings of $22,669 incurred in prior years. The shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D thereunder.

On May 21, 2008, Cody Resources, Inc., a Nevada corporation, or Cody, entered into an Agreement and Plan of Merger, or Merger Agreement, by and among Cody, CDI Acquisition, Inc., a California corporation and wholly-owned subsidiary of Cody, or Acquisition Sub, and ChromaDex, Inc. Subsequent to the signing of the Merger Agreement, Cody merged with and into a Delaware corporation for the sole purpose of changing the domicile of Cody to the State of Delaware. Subsequent to the signing of the Merger Agreement, and to changing its domicile, Cody amended its articles of incorporation to change its name to “ChromaDex Corporation.” Pursuant to the terms of the Merger Agreement, and upon satisfaction of specified conditions, including approval by ChromaDex, Inc. stockholders on June 18, 2008, Acquisition Sub merged with and into ChromaDex, Inc., and ChromaDex, Inc., as the surviving corporation, became a wholly-owned subsidiary of Cody. In connection with the merger transaction, on June 20, 2008, we issued 23,522,122 shares of Cody Common Stock and options and warrants to acquire Cody common stock. These securities were issued in a private placement that was not registered under the Securities Act of 1933 in reliance on exemptions from registration provided by Section 4(2) of such Act and Rule 506 promulgated thereunder, and pursuant to Rule 701 promulgated under the Securities Act as to options and warrants. The class of persons who received the shares were the former holders of ChromaDex, Inc. capital stock, and holders of options and warrants to acquire such stock. As consideration for the issuance of its stock, Cody Resources, Inc. acquired 100% ownership of ChromaDex, Inc. in the Merger.

On April 1, 2008, ChromaDex issued 25,502 shares of common stock to Jolley & Jolley, a professional law corporation as partial consideration for legal services provided to the company by Jolley & Jolley, pursuant to that certain Contract for Legal Services, dated September 8, 2005. The fair value to ChromaDex in monetary terms of the shares was determined to be $0.87 per share. These shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On August 28, 2007, ChromaDex sold 4,407,640 shares of common stock to Margie Chassman at a purchase price of approximately $0.255 per share. These shares were issued in reliance on the exemption from registration provided by 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following Exhibits are being filed with this Registration Statement on Form S-1.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 21, 2008, among Cody, CDI Acquisition, Inc. and ChromaDex, Inc. as amended on June 10, 2008 (incorporated by reference from, and filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

3.1	Amended and Restated Certificate of Incorporation of ChromaDex Corporation, a Delaware corporation (incorporated by reference from, and filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 4, 2010)

3.2	Bylaws of ChromaDex Corporation, a Delaware corporation (incorporated by reference from, and filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.1	Form of Stock Certificate representing shares of ChromaDex Corporation Common Stock (incorporated by reference from, and filed as Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the Commission on April 3, 2009)

4.2	Investor’s Rights Agreement, effective as of December 31, 2005, by and between The University of Mississippi Research Foundation and ChromaDex (incorporated by reference from, and filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.3	Tag-Along Agreement effective as of December 31, 2005, by and among the Company, Frank Louis Jaksch, Snr. & Maria Jaksch, Trustees of the Jaksch Family Trust, Margery Germain, Lauren Germain, Emily Germain, Lucie Germain, Frank Louis Jaksch, Jr., and the University of Mississippi Research Foundation (incorporated by reference from, and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.4	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.5	Form of Warrant to Purchase Shares of Common Stock of ChromaDex Corporation (incorporated by reference from, and filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 30, 2008)

4.6	Form of Warrant under the Subscription Agreement, dated as of April 22, 2010 (incorporated by reference from, and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010)

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the common stock being registered ❖

10.1	ChromaDex, Inc. 2000 Non-Qualified Incentive Stock Option Plan effective October 1, 2000 (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.2	Second Amended and Restated 2007 Equity Incentive Plan effective March 13, 2007, as amended May 20, 2010 (incorporated by reference from, and filed as Appendix B to the Company’s Current Definitive Proxy Statement on Schedule 14A filed with the Commission on May 4, 2010)(1)+

10.3	Form of Stock Option Agreement under the ChromaDex, Inc. Second Amended and Restated 2007 Equity Incentive Plan (incorporated by reference from, and filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.4	Form of Restricted Stock Purchase Agreement under the ChromaDex, Inc. 2007 Equity Incentive Plan (incorporated by reference from, and filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.5	Amended and Restated Employment Agreement dated April 19, 2010, by and between Frank L. Jaksch, Jr. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2010)(1)+

10.6	Amended and Restated Employment Agreement dated April 19, 2010, by and between Thomas C. Varvaro and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2010)(1)+

10.7	Standard Industrial/Commercial Multi-Tenant Lease – Net dated December 19, 2006, by and between ChromaDex, Inc. and SCIF Portfolio II, LLC (incorporated by reference from, and filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.8	Lease Agreement dated October 26, 2001, by and between Railhead Partners, LLC and NaPro BioTherapeutics, Inc., as assigned to Chromadex Analytics, Inc. on April 9, 2003 and amended on September 24, 2003 (incorporated by reference from, and filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.9	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, made as of July 18, 2008, between SCIF Portfolio II, LLC (“Lessor”) and ChromaDex, Inc. (“Lessee”) (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 23, 2008)

10.10	Second Addendum to Lease Agreement, made as of April 27, 2009, by and between Railhead Partners, LLC and Chromadex Analytics, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 28, 2009)

10.11	Licensing Agreement Nutraceutical Standards effective as of December 31, 1999 between the University of Mississippi Research Foundation and ChromaDex (incorporated by reference from, and filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.12	Equity Based License Agreement dated October 25, 2001, by and between the Company and Bayer Innovation Beteiligungsgesellshaft mbH, as amended as of October 30, 2003 (incorporated by reference from, and filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.13	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.14	Patent License Agreement between the Board of Regents of The University of Texas Systems and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.15	Stock Redemption Agreement, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (formerly named Bayer Innovation Beteiligungsgesellschaft mbH) (incorporated by reference from, and filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.16	Promissory Note, dated June 18, 2008 between ChromaDex, Inc. as borrower and Bayer Innovation GmbH as lender (incorporated by reference from, and filed as Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.17	Technology License Agreement dated June 30, 2008 between The Research Foundation of the State University of New York and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 12, 2008)*

10.18	Subscription Agreement, dated November 29, 2009, between Jinke Group (Hong Kong) Ltd and ChromaDex Corporation (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 3, 2009)

10.19	Subscription Agreement, dated April 22, 2010, between ChromaDex Corporation and the subscribers listed on the signature pages thereto (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010)

10.20	License Agreement, dated March 25, 2010 between the University of Mississippi and Chromadex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 18, 2010)*

21.1	Subsidiaries of ChromaDex (incorporated by reference from, and filed as Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm❖

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement)‡

❖	Filed herewith.
‡	Previously filed.
(1)	Plan and related Forms were assumed by ChromaDex Corporation pursuant to Agreement and Plan of Merger, dated as of May 21, 2008, among ChromaDex Corporation (formerly Cody Resources, Inc.), CDI Acquisition, Inc. and ChromaDex, Inc.
+	Indicates management contract or compensatory plan or arrangement.
*	This Exhibit has been granted confidential treatment and has been filed separately with the Commission. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 15th day of September, 2010.

CHROMADEX CORPORATION

By:	/S/ FRANK L. JAKSCH, JR.
Frank L. Jaksch, Jr. Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ FRANK L. JAKSCH, JR. Frank L. Jaksch, Jr.	Chairman of the Board, Chief Executive Officer, President, Director (Principal Executive Officer)	September 15, 2010

/s/ THOMAS C. VARVARO Thomas C. Varvaro	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 15, 2010

* Stephen Block	Director	September 15, 2010

* Reid Dabney	Director	September 15, 2010

* Hugh Dunkerly	Director	September 15, 2010

* Mark S. Germain	Director	September 15, 2010

* Michael Brauser	Director	September 15, 2010

* Glenn L. Halpryn	Director	September 15, 2010

*By:	/S/ FRANK L. JAKSCH, JR.
Frank L. Jaksch, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 21, 2008, among Cody, CDI Acquisition, Inc. and ChromaDex, Inc. as amended on June 10, 2008 (incorporated by reference from, and filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

3.1	Amended and Restated Certificate of Incorporation of ChromaDex Corporation, a Delaware corporation (incorporated by reference from, and filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 4, 2010)

3.2	Bylaws of ChromaDex Corporation, a Delaware corporation (incorporated by reference from, and filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.1	Form of Stock Certificate representing shares of ChromaDex Corporation Common Stock (incorporated by reference from, and filed as Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the Commission on April 3, 2009)

4.2	Investor’s Rights Agreement, effective as of December 31, 2005, by and between The University of Mississippi Research Foundation and ChromaDex (incorporated by reference from, and filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.3	Tag-Along Agreement effective as of December 31, 2005, by and among the Company, Frank Louis Jaksch, Snr. & Maria Jaksch, Trustees of the Jaksch Family Trust, Margery Germain, Lauren Germain, Emily Germain, Lucie Germain, Frank Louis Jaksch, Jr., and the University of Mississippi Research Foundation (incorporated by reference from, and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.4	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

4.5	Form of Warrant to Purchase Shares of Common Stock of ChromaDex Corporation (incorporated by reference from, and filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 30, 2008)

4.6	Form of Warrant under the Subscription Agreement, dated as of April 22, 2010 (incorporated by reference from, and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010)

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the common stock being registered ❖

10.1	ChromaDex, Inc. 2000 Non-Qualified Incentive Stock Option Plan effective October 1, 2000 (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.2	Second Amended and Restated 2007 Equity Incentive Plan effective March 13, 2007, as amended May 20, 2010 (incorporated by reference from, and filed as Appendix B to the Company’s Current Definitive Proxy Statement on Schedule 14A filed with the Commission on May 4, 2010)(1)+

10.3	Form of Stock Option Agreement under the ChromaDex, Inc. Second Amended and Restated 2007 Equity Incentive Plan (incorporated by reference from, and filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.4	Form of Restricted Stock Purchase Agreement under the ChromaDex, Inc. 2007 Equity Incentive Plan (incorporated by reference from, and filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)(1)+

10.5	Amended and Restated Employment Agreement dated April 19, 2010, by and between Frank L. Jaksch, Jr. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2010)(1)+

10.6	Amended and Restated Employment Agreement dated April 19, 2010, by and between Thomas C. Varvaro and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2010)(1)+

10.7	Standard Industrial/Commercial Multi-Tenant Lease – Net dated December 19, 2006, by and between ChromaDex, Inc. and SCIF Portfolio II, LLC (incorporated by reference from, and filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.8	Lease Agreement dated October 26, 2001, by and between Railhead Partners, LLC and NaPro BioTherapeutics, Inc., as assigned to Chromadex Analytics, Inc. on April 9, 2003 and amended on September 24, 2003 (incorporated by reference from, and filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.9	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, made as of July 18, 2008, between SCIF Portfolio II, LLC (“Lessor”) and ChromaDex, Inc. (“Lessee”) (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 23, 2008)

10.10	Second Addendum to Lease Agreement, made as of April 27, 2009, by and between Railhead Partners, LLC and Chromadex Analytics, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 28, 2009)

10.11	Licensing Agreement Nutraceutical Standards effective as of December 31, 1999 between the University of Mississippi Research Foundation and ChromaDex (incorporated by reference from, and filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.12	Equity Based License Agreement dated October 25, 2001, by and between the Company and Bayer Innovation Beteiligungsgesellshaft mbH, as amended as of October 30, 2003 (incorporated by reference from, and filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.13	License Agreement, effective September 15, 2005 between L&J Becvar, L.P. and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.14	Patent License Agreement between the Board of Regents of The University of Texas Systems and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.15	Stock Redemption Agreement, dated June 18, 2008 between ChromaDex, Inc. and Bayer Innovation GmbH (formerly named Bayer Innovation Beteiligungsgesellschaft mbH) (incorporated by reference from, and filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.16	Promissory Note, dated June 18, 2008 between ChromaDex, Inc. as borrower and Bayer Innovation GmbH as lender (incorporated by reference from, and filed as Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

10.17	Technology License Agreement dated June 30, 2008 between The Research Foundation of the State University of New York and ChromaDex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 12, 2008)*

10.18	Subscription Agreement, dated November 29, 2009, between Jinke Group (Hong Kong) Ltd and ChromaDex Corporation (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 3, 2009)

10.19	Subscription Agreement, dated April 22, 2010, between ChromaDex Corporation and the subscribers listed on the signature pages thereto (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010)

10.20	License Agreement, dated March 25, 2010 between the University of Mississippi and Chromadex, Inc. (incorporated by reference from, and filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 18, 2010)*

21.1	Subsidiaries of ChromaDex (incorporated by reference from, and filed as Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2008)

23.1	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm❖

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement)‡

❖	Filed herewith.
‡	Previously filed.
(1)	Plan and related Forms were assumed by ChromaDex Corporation pursuant to Agreement and Plan of Merger, dated as of May 21, 2008, among ChromaDex Corporation (formerly Cody Resources, Inc.), CDI Acquisition, Inc. and ChromaDex, Inc.
+	Indicates management contract or compensatory plan or arrangement.
*	This Exhibit has been granted confidential treatment and has been filed separately with the Commission. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.